EXHIBIT 10.2

PRELIMINARY SALE AND PURCHASE AGREEMENT
RELATING TO ENTERPRISES

1.	DEFINITIONS
Unless provided otherwise in this Agreement, the terms written with capital letters have the meaning described in Sections below.

1.1.	“Accounting Act” means the act on accounting (Polish: ustawa o rachunkowości) dated 29 September 1994 (Official Journal of Laws of 2018, item 395, as amended).

1.2.
“Accounting Documents” means, jointly, the print-outs and/or electronic data from the Sellers' accounting books and accounting documents as well as copies of the Sellers’ tax documents, relating to the operation of the Enterprises to the extent that was agreed by the Parties, listed in Schedule 1.2., whereas:

1.2.1.	“Accounting Documents Będzin” are described in part A of the Schedule;

1.2.2.	“Accounting Documents Sosnowiec” are described in part B of the Schedule;

1.2.3.	“Accounting Documents Wrocław” are described in part C of the Schedule;

1.2.4.	“Accounting Documents Okęcie” are described in part D of the Schedule;

1.2.5.	“Accounting Documents Annopol” are described in part E of the Schedule.

1.3.
“Affiliate” means, with respect to any person, another person who, directly or indirectly, (a) Controls the first person, (b) is Controlled by the first person, or (c) is under common Control with the first person.

1.4.	“Agreement” means this preliminary sale and purchase agreement regarding the sale and purchase of the Enterprises.

1.5.	“Allocated Enterprise Value” means each of the following values ascribed to the Enterprises by the Parties for the specific purposes set forth herein:

1.5.1.	“Allocated Enterprise Value Będzin” is EUR 22,000,000;

1.5.2.	“Allocated Enterprise Value Sosnowiec” is EUR 22,000,000;

1.5.3.	“Allocated Enterprise Value Wrocław” is EUR 26,000,000;

1.5.4.	“Allocated Enterprise Value Okęcie” is EUR 40,000,000;

1.5.5.	“Allocated Enterprise Value Annopol” is EUR 30,000,000.

1.6.
“Anti-Monopoly Approval Application” means application to be submitted to the Polish Office of Competition and Consumer Protection (UOKiK) by the Purchaser or its Affiliates in accordance with Section 10.

1.7.	“Anti-Monopoly Authority” means the Polish Office of Competition and Consumer Protection (Urząd Ochrony Konkurencji i Konsumentów).

1.8.	“Anti-Monopoly Clearances” means each of the following:

1.8.1.
the issuance by the Anti-Monopoly Authority of an unconditional decision or decisions granting consent to the concentration of business enterprises comprising the direct or indirect assumption by the Purchaser of control over the Enterprises within the meaning of the Competition Law in connection with the execution of the Transaction;

1.8.2.
the lapse – subsequent to the submission of the Anti-Monopoly Approval Application – of the deadline set out in the applicable laws for the issuance by the Anti-Monopoly Authority of a decision or decisions as referred to in Section 1.8.1 above, in particular the lapse of the deadline provided for in the Competition Law with the effect that the concentration of business enterprises comprising the direct or indirect assumption by the Purchaser of control over the Enterprises may proceed without the need for the issuance by the Anti-Monopoly Authority of the decision referred to in Section 1.8.1 above; or

1.8.3.
the return of the Anti-Monopoly Approval Application by the Anti-Monopoly Authority after the Anti-Monopoly Authority determines that the contemplated concentration is not subject to a filing obligation under the Competition Law.

1.9.	“Agreements on Assignment of Receivables” means agreements on security assignment of receivables concluded with the Existing Lender provided in Schedule 1.9.

1.10.	“Assets” means assets listed in Schedule 1.10, whereas:

1.10.1.	“Assets Będzin” are described in part A of the Schedule;

1.10.2.	“Assets Sosnowiec” are described in part B of the Schedule;

1.10.3.	“Assets Wrocław” are described in part C of the Schedule;

1.10.4.	“Assets Okęcie” are described in part D of the Schedule;

1.10.5.	“Assets Annopol” are described in part E of the Schedule.

1.11.
“Assigned Receivables” means, jointly, the outstanding receivables related to the operation of the Enterprises, limited to the rents, service charges and other payments due from the Tenants (together with due VAT) resulting from invoices issued in relation only to a period until the Closing Date, provided that (in respect of each receivable) such receivable is not overdue by more than 60 (sixty) days. The Assigned Receivables will be listed in Schedule to the Final Agreements and will indicate separately “Assigned Receivables Będzin”, “Assigned Receivables Sosnowiec”, “Assigned Receivables Wrocław”, “Assigned Receivables Okęcie” and “Assigned Receivables Annopol”.

1.12.
“Assumed Liabilities” means, jointly, the liabilities of the Sellers under the Tenant Deposits, Collateral Documents and obligations to return to the contractors the retentions securing the Construction Guarantees, whether actual or contingent, whether matured or not, which the Purchaser shall assume in connection with the Transaction. The Assumed Liabilities will be listed in Schedules to the Final Agreements and will indicate separately “Assumed Liabilities Będzin”, “Assumed Liabilities Sosnowiec”, “Assumed Liabilities Wrocław”, “Assumed Liabilities Okęcie” and “Assumed Liabilities Annopol”.

1.13.	“Authorized Qualifications” means any qualifications to the Warranties made by the Sellers in Section 5 to reflect circumstances described in Section 7.1.

1.14.	“Bank Accounts Agreements” means the agreements for the opening and maintaining the bank accounts for the Sellers described in Schedule 1.14.

1.15.	“Breach” means any of the Sellers’ Warranties or any of the Purchaser’s Warranties (as the context requires) being not true or not correct.

1.16.	“Building Permits” means the building permits listed in Schedule 1.16.

1.17.	“Buildings” means the logistics centres developed on respective Land, further described in Schedule 1.17, whereas:

1.17.1.	“Buildings Będzin” are described in part A of the Schedule;

1.17.2.	“Buildings Sosnowiec” are described in part B of the Schedule;

1.17.3.	“Buildings Wrocław” are described in part C of the Schedule;

1.17.4.	“Buildings Okęcie” are described in part D of the Schedule;

1.17.5.	“Buildings Annopol” are described in part E of the Schedule.

1.18.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Delaware, Luxembourg, Poland or Frankfurt am Main, Germany are authorized or required by law or executive order to close.

1.19.
“Cash” means all cash of the Sellers held (as of the moment of execution of the Final Agreements) on all bank accounts opened under the Bank Accounts Agreements, including, among others, Tenant Deposits; provided that prior to the Closing, the Sellers shall cause that the Cash, other than Tenant Deposits to be transferred to the Purchaser as part of the Enterprise, shall not exceed EUR 20,000 per Enterprise, the “Cash” means jointly “Cash Będzin”, “Cash Sosnowiec”, “Cash Wrocław”, “Cash Okęcie” and “Cash Annopol”.

1.20.	“Certificates” means, jointly:

1.20.1.
certificates to be issued by the relevant tax office of the Sellers (according to the Sellers’ registered office) in accordance with Article 306g of the Tax Ordinance, confirming that as of the date of issuing of the said certificate there were no tax arrears of the Sellers or with payments of the relevant taxes, and for a certificate to be issued in accordance with Article 306e §4 of the Tax Ordinance, confirming that as of the date of issuing of the said certificates no proceedings aimed at defining or declaring the Sellers’ or tax liabilities were pending;

1.20.2.
certificates to be issued by the Mayors of relevant cities (according to location of the Land), in accordance with Article 306g of the Tax Ordinance, confirming that as of the date of issuing of the said certificate there were no tax arrears of the Sellers with payments of the relevant taxes, and a certificate to be issued in accordance with Article 306e §4 of the Tax Ordinance, confirming that as of the date of issuing of the said certificates no proceedings aimed at defining or declaring the Sellers’ tax liabilities were pending;

1.20.3.
certificates to be issued by the Social Security Office in accordance with Article 50 Section 4 and Article 123 of the Act on social security system (Polish: ustawa o systemie ubezpieczeń społecznych) dated 13 October 1998 and Articles 217 and 218 of the Administrative Proceedings Code, confirming that as of the date of issuing of the said certificate the Sellers were disclosed in the Register of Payers of Contributions KSI ZUS as a payers of social contributions in the Republic of Poland;

and a “Certificate” means any of them.

1.21.	“Closing” means execution of the Final Agreements.

1.22.	“Closing Date” has the meaning set forth in Section 9.3.

1.23.	“Closing Month” means the month during which the Closing shall take place.

1.24.
“Closing Notice” means a written notice from the Sellers to the Purchaser or from the Purchaser to the Sellers requiring the recipient to execute the Final Agreements on the Closing Date and delivered in the circumstances specified in Section 9.4.

1.25.
“Collateral Documents” means security for the performance of obligations of a Tenant under a Lease which shall be delivered by such Tenant to the Sellers in accordance with provisions of the relevant Lease prior to the Closing Date (that can consist of any of the following: the Tenant

Deposits, bank guarantees, parent company guarantees and declarations on voluntary submission to execution). The list of Collateral Documents constitutes Schedule 1.25, whereas:

1.25.1.	“Collateral Documents Będzin” are described in part A of the Schedule;

1.25.2.	“Collateral Documents Sosnowiec” are described in part B of the Schedule

1.25.3.	“Collateral Documents Wrocław” are described in part C of the Schedule;

1.25.4.	“Collateral Documents Okęcie” are described in part D of the Schedule;

1.25.5.	“Collateral Documents Annopol” are described in part E of the Schedule.

1.26.
“Competition Law” means the Act on competition and consumer protection (Polish: ustawa o ochronie konkurencji i konsumentów) dated 16 February 2007 (consolidated text: Official Journal of Laws of 2015, item 184, as amended);

1.27.	“Conditional Anti-Monopoly Clearance” has the meaning ascribed to it in Section 10.4.

1.28.	“Conditions” means the conditions precedent provided for in Section 9.1.

1.29.	“Construction Guarantees” means the construction guarantees and warranties listed in Schedule 1.29, whereas:

1.29.1.	“Construction Guarantees Będzin” are described in part A of the Schedule;

1.29.2.	“Construction Guarantees Sosnowiec” are described in part B of the Schedule;

1.29.3.	“Construction Guarantees Wrocław” are described in part C of the Schedule;

1.29.4.	“Construction Guarantees Okęcie” are described in part D of the Schedule;

1.29.5.	“Construction Guarantees Annopol” are described in part E of the Schedule.

1.30.
“Control” means the ability, directly or indirectly, whether through the ownership of stocks or shares, voting rights, by contract, or otherwise (including by being the general partner, management board member, administrator or manager), to both (a) direct or cause the direction of the management of an entity, and (b) conduct the day-to-day business operations of an entity; a person or people shall be deemed to direct or cause the direction of the management and policies of an entity if the consent or approval of such person(s) shall be required with respect to major decisions concerning such an entity; for the purpose of this Agreement, “Control” shall mean in particular (but not limited to) a dominant position within the meaning of Article 4 § 1 item 4) of the Commercial Companies Code.

1.31.
“Copyrights” means all economic copyrights, derivative rights, and authorisations (if any) to building design created on the basis of agreements with architects within the fields of exploitation specified therein, as listed in Schedule 1.31, whereas:

1.31.1.	“Copyrights Będzin” are described in part A of the Schedule;

1.31.2.	“Copyrights Sosnowiec” are described in part B of the Schedule;

1.31.3.	“Copyrights Wrocław” are described in part C of the Schedule;

1.31.4.	“Copyrights Okęcie” are described in part D of the Schedule;

1.31.5.	“Copyrights Annopol” are described in part E of the Schedule.

1.32.
“Deposit” means the amount of EUR 20,000,000 deposited by the Purchaser or its Affiliates, pursuant to this Agreement, securing the performance of the Purchaser’s obligations under this Agreement, increased by any interest accrued thereon.

1.33.	“Disclosure Period” means the period commencing on the date of execution of this Agreement and ending 3 (three) Business Days prior to the Closing Date.

1.34.
“Documentation” means, jointly “Będzin Documentation”, “Sosnowiec Documentation”, “Wrocław Documentation”, “Okęcie Documentation” and “Annopol Documentation”, including the following original documents:

1.34.1.
The legal documentation which will be held by the Sellers or any of the Sellers’ advisors, accountants or property managers concerning the Enterprises to the extent agreed by the Parties, including, without limitations: (i) the original signed copies of all the Leases, together with copies of documents related thereto (e.g. Collateral Documents), (ii) the written correspondence with the Tenants, (iii) originals of Permits together with the copies of documents related thereto, and (iv) copies and/or originals of all agreements referred to in the definitions of the Enterprises;

1.34.2.
copies of the entire accounting and finance documentation of the Sellers related to the Enterprises, including, without limitation, copies of VAT registers for purposes of potential VAT correction obligations and documentation relating to the costs of maintenance of the Properties and the reconciliation of the service charges payable by the Tenants under the Leases to the extent agreed by the Parties;

1.34.3.
the technical documentation which will be in the Sellers’ possession concerning the Enterprises, including all designs, execution designs, as built documentation, drawings and descriptions necessary to complete the construction on the Properties, the original signed copies of all administrative decisions concerning the Properties and/or the construction process, copies of all correspondence with any Governmental Entity concerning the Properties, operation manuals concerning any plant and machinery in the Buildings, health and safety instructions for the Buildings and its fire protection system and the Buildings’ energy performance certificate (Polish: świadectwo charakterystyki energetycznej).

1.35.
“Due Diligence Materials” means the documents and information that were made available in the VDR by the Sellers to the Purchaser and its advisors for the purposes of the Purchaser’s due diligence as of 23 July 2018 constituting Schedule 1.35, as well as documentation available on site (in the Buildings), including technical documentation. For the avoidance of doubt, the definition of the “Due Diligence Materials” which will be used in the Final Agreements will embrace the definition of the “Due Diligence Materials” used herein, updated by the New Due Diligence Materials.

1.36.
“Encumbrance” means any encumbrance (obciążenie), third party right, contractual or statutory limitation including, in particular, any mortgage (including compulsory mortgage), easement, pledge, right of first refusal, pre-emption right, option, limitation of the use or disposal of, pre-lease, lease, enforcement officer’s seizure (Polish: zajęcie w postępowaniu egzekucyjnym), usufruct right or any other encumbrance or limitation in possession, use, management or disposal of, whether existing or subject to any condition, irrespective of its legal cause, as well as any other legal instrument giving any person any right or claim in connection with the Properties, Assigned Receivables, Assets or any other part of any of the Enterprise, and “Encumbrances” means all of such limitations and instruments.

1.37.
“Enterprises” means five enterprises (Polish: przedsiębiorstwa) within the meaning of Article 55[1] of the Civil Code run by the Sellers, and whose classification as an enterprise or organized part of enterprise for tax purposes will be confirmed by tax rulings specified in Section 9.1.1, comprising a set of tangible and intangible assets (Polish: zespół składników materialnych i niematerialnych) on the basis of which the Sellers run business activity related to the Properties or its parts and which comprise exclusively the elements listed in Sections 3.1 - 3.5 of this Agreement and the “Enterprise” means any one of the them, as the context requires, whereas:

1.37.1.	“Enterprise Będzin” is further described in Section 3.1;

1.37.2.	“Enterprise Sosnowiec” is further described in Section 3.2;

1.37.3.	“Enterprise Wrocław” is further described in Section 3.3;

1.37.4.	“Enterprise Okęcie” is further described in Section 3.4;

1.37.5.	“Enterprise Annopol” is further described in Section 3.5.

1.38.	“Environmental Decision” means the decisions listed in Schedule 1.38.

1.39.
“Environmental Law” means any law (whether civil, criminal or administrative), including, but not limited to, the Environmental Protection Act 2001 dated 27 April 2001 (Polish: ustawa z dnia 27 kwietnia 2001 r. - Prawo ochrony środowiska) (consolidated text: Official Journal of Laws dated 2017, item 519, as amended), the Waste Management Act dated 14 December 2012 (Polish: ustawa z dnia 14 grudnia 2012 r. o odpadach) (consolidated text: Official Journal of Laws dated 2018, item 21), the Act dated 13 April 2007 on preventing damage to the environment and curing damages (Polish: ustawa z dnia 13 kwietnia 2007 r. o zapobieganiu szkodom w środowisku i ich naprawie) (consolidated text: Official Journal of Laws dated 2014, item 1789), the Act dated 3 October 2008 on making available information on the environment and its protection, the participation of the society in the environmental protection and environmental impact assessments (Polish: ustawa z dnia 3 października 2008 r. o udostępnianiu informacji o środowisku I jego ochronie, udziale społeczeństwa w ochronie środowiska oraz o ocenach oddziaływania na środowisko) (consolidated text: Official Journal of Laws dated 2017, item 1405) and any other statute, subordinate legislation and duly ratified treaty, relating to:

1.39.1.	the protection of, or prevention of harm to, the environment, natural resources, health or safety of humans, animals or plants; and

1.39.2.	noise, vibration or radiation; and

1.39.3.	the presence, usage, storage, treatment, clean-up, removal, management, transportation, manufacture, production or disposal of hazardous substances or their management; and

1.39.4.	the release, discharge of emissions or waste or other effluent into the environment; and

1.39.5.	use of water.

1.40.	“Escrow Account” has the meaning ascribed to it in Section 12.2.1.

1.41.	“Escrow Accounts Agreement” means the escrow accounts agreement entered into by and among the Sellers, the Purchaser and the Escrow Agent on or prior to the date hereof.

1.42.	“Escrow Agent” means Dr. Ulf Schuler or any other notary of the law firm Göring, Schmiegelt & Fischer, Neue Mainzer Strasse 75, 60311 Frankfurt am Main, Germany.

1.43.	“EUR” or “Euro” or “€” means the lawful currency of the participating member States of the European Union adopted under Council Regulation (EC) No. 974/98.

1.44.	“Existing Facility” means the loan granted to the Sellers under the Existing Facility Documents.

1.45.
“Existing Facility Documents” means the agreement under which the Existing Facility was granted to the Sellers and all ancillary agreements in related thereto, i.e., the loan facility agreement dated 24 July 2012, with annexes thereto, and related documents, as amended and restated on 17 July 2015, all of which are listed in Schedule 1.45.

1.46.
“Existing Lender” means Deutsche Pfandbriefbank AG with its registered office in Unterschleißheim at Freisinger Staße 5, 85716 Unterschleißheim, Germany, registered with the commercial register of the Local Court of Munich (Handelsregister des Amtsgerichts Munchen) under number HRB 41054.

1.47.	“Existing Lender’s Consent” means the consent of the Existing Lender for the sale of the Enterprises in form and substance satisfactory to the Purchaser, the Sellers and the Existing Lender.

1.48.	“Facility Management Agreements” means agreements concluded with facility managers, entered with respect to the Enterprises, the list of which constitutes Schedule 1.48, whereas:

1.48.1.	“Facility Management Agreement Będzin” is described in part A of the Schedule;

1.48.2.	“Facility Management Agreement Sosnowiec” is described in part B of the Schedule;

1.48.3.	“Facility Management Agreement Wrocław” is described in part C of the Schedule;

1.48.4.	“Facility Management Agreement Okęcie” is described in part D of the Schedule;

1.48.5.	“Facility Management Agreement Annopol” is described in part E of the Schedule.

1.49.
“Final Agreements“ means five final sale and purchase agreements regarding the sale and purchase of the Enterprises, each Enterprise separately, which the Sellers and the Purchaser (or its controlled Affiliates, as applicable) wish to execute simultaneously on the terms and conditions specified in this Agreement, subject to satisfaction or waiver of all the Conditions.

1.50.
“Fully and Fairly Disclosed” means, in respect of any information contained in the Due Diligence Materials, an explicit form of disclosure that, applying standard professional due diligence (Polish: działanie z należytą starannością przy uwzględnieniu zawodowego charakteru prowadzonej działalności), would alert the Purchaser or the Purchaser’s advisors to the fact that any of the Warranties of the Sellers is untrue or incorrect. The following manners of disclosure of information are not Fully and Fairly Disclosed: (i) a disclosure of derivative information the main content of which is included in a non-disclosed document, (ii) a disclosure of information solely by a reference to a non-disclosed document, or (iii) a partial disclosure of information which was partially disclosed in two or more documents (directly or by reference), unless those documents contain direct references to other disclosed documents that together contain all the primary information on the subject.

1.51.	“GAAP” means the generally accepted accounting principles of Poland.

1.52.
“German Assignment Agreement” means the agreements for the assignment and assumption of, in the aggregate, 100% of the interests in each of the German Owners by the German Purchaser, to be concluded at closing of the transactions under the German Sale Agreement.

1.53.	“German Deposit” means the deposit, including any interest accrued thereon, paid by the German Purchaser pursuant to the German Sale Agreement.

1.54.
“German Owners” means the limited liability companies organized and existing under the laws of the State of Delaware that have agreed as of the date hereof to sell the German Portfolio pursuant to the German Sale Agreement.

1.55.	“German Portfolio” means land, improvements and related property situated in Germany owned by the German Owners and generally described in Schedule 1.55.

1.56.	“German Purchasers” means the entities that are the purchasers of 100% of the interests in the German Owners under the German Sale Agreement.

1.57.
“German Sale Agreement” means the membership interests purchase and sale agreement regarding the purchase by the German Purchasers of 100% of the interests in the German Owners (under the laws of Delaware) executed concurrently with the execution of this Agreement.

1.58.
“Governmental Entity” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including but not limited to state, local authority or administrative entities or agencies (Polish: organy władzy i administracji państwowej lub samorządowej), courts, local authority appeal bodies (Polish: samorządowe kolegia odwoławcze)), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

1.59.
“Indebtedness” shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) capitalized lease obligations, (iii) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (iv) any obligations evidenced by notes, bonds, debentures or similar instruments, (v) all obligations in respect of bankers acceptances or letters of credit, and (vi) guarantees of any such indebtedness of any other Person.

1.60.	“Joint Release Instruction” means the joint release instruction that will be regulated under the Escrow Accounts Agreement.

1.61.	“Land” means, jointly, the land on which the Enterprises are located, whereas:

1.61.1.	“Land Będzin” is further described in Section 2.1;

1.61.2.	“Land Sosnowiec” is further described in Section 2.2;

1.61.3.	“Land Wrocław” is further described in Section 2.3;

1.61.4.	“Land Okęcie” (also named Warsaw I) is further described in Section 2.4;

1.61.5.	“Land Annopol” (also named Warsaw III) is further described in Section 2.5.

1.62.	“Land and Mortgage Register Books” means land and mortgage register books maintained for the Land.

1.63.	“Landlord” means one of the Sellers acting as the landlord under the relevant Lease.

1.64.
“Leases” means each lease, written or oral, however denominated, or other right of occupancy affecting or relating to any Enterprise, including any amendments, modifications and supplements thereto delivered in connection with such lease, as listed in Schedule 1.65; and “Lease” means any of them, whereas:

1.64.1.	“Leases Będzin” are described in part A of the Schedule;

1.64.2.	“Leases Sosnowiec” are described in part B of the Schedule;

1.64.3.	“Leases Wrocław” are described in part C of the Schedule;

1.64.4.	“Leases Okęcie” are described in part D of the Schedule;

1.64.5.	“Leases Annopol” are described in part E of the Schedule.

1.65.	“Long Stop Date” means 15 January 2019.

1.66.	“Losses” means actual damage (damnum emergens) and any lost rent under any of the Leases, but excluding any other lost profit (lucrum cessans).

1.67.
“Material Adverse Change” means where all or a Significant Portion of any Property is destroyed or damaged or a Significant Action occurs, and any of (i) the cost to repair or restore such destruction or damage or Significant Action is not fully recoverable from applicable insurance (subject to any deductible under any such applicable insurance policy), (ii) the cost to repair or restore such destruction or damage or Significant Actions exceeds 40% of the Price of the relevant Enterprise or (iii) such destruction or damage was caused by the intentional misconduct or gross negligence of the Sellers or any agent, manager, or employee of the Sellers or the manager of the Property.

1.68.	“Mortgages” means, jointly, all mortgages encumbering the Properties, as disclosed in Land and Mortgage Register Books and described in detail in Section 2 of this Agreement.

1.69.	“New Due Diligence Materials” means any new documents and information (which were not held by or known to the Sellers prior to the date of this Agreement) disclosed to the Purchaser and/or to the Purchaser’s advisors by the Sellers and/or the Sellers' advisors during the Disclosure Period.

1.70.
“Non-Assumed Liabilities” means all obligations and liabilities, whether actual or contingent, whether matured or not, and whether disclosed in the Accounting Documents or not, other than the Assumed Liabilities; and a “Non-Assumed Liability” means any of them; a list of agreements containing certain Non-Assumed Liabilities is attached in Schedule 1.71. For the avoidance of doubt, the Purchaser shall not assume any Non-Assumed Liabilities and rights and obligations arising under the agreements listed in Schedule 1.71 will be excluded from the Enterprises.

1.71.	“Notices” has the meaning ascribed to it in Section 17.1.

1.72.	“Occupancy Permits” means occupancy permits for the Buildings and/or Structures further described in Schedule 1.73.

1.73.	“Order” means any judgment, injunction, writ, award, decree or order of any nature issued by any Government Entity or arbitration tribunal.

1.74.	“Organizational Documents” means, collectively, the articles of association of each Seller (in each case as amended through the date hereof).

1.75.	“Other Warranties” means the Sellers’ Warranties other than the Title Warranties.

1.76.	“Party” means each of the Sellers or the Purchaser.

1.77.
“Pay-Off Letter” means a pay-off letter to be issued by the Existing Lender with attached Release Letter, materially in the form agreed between the Parties and constituting Schedule 1.78, subject to remarks of the Existing Lender.

1.78.
“Permits” means, jointly, the Environmental Decisions, Building Permits, Occupancy Permits and Zoning Permits, and, if applicable, any permit to be transferred from the Seller to the Purchaser either by operation or law or specifically in accordance with the relevant Final Agreement, all as listed in Schedule 1.79.

1.79.
“Permitted Encumbrances” means, jointly: (i) the Mortgages and encumbrances described in Section III of the Land and Mortgage Register Books, (ii) the Leases, (iii) the Agreements on Assignment of Receivables, but in relation to items specified in Section 9.1.3 only until the reassignment referred to in the said provision and to all other items only until the effectiveness of the Release Letter, (iv) the Pledges, and (v) other securities established to the benefit of the Existing Lender in connection with the Existing Facility and disclosed to the Purchaser prior to the end of the Disclosure Period.

1.80.	“Person” means any individual, partnership, capital company, Governmental Entity and any other legal entity; and “Persons“ means all of them.

1.81.	“Pledges” means the pledges listed in Schedule 1.82.

1.82.
“PLN” or “zloty” means the legally binding currency in the Republic of Poland. All amounts related to the Closing of the Transaction (e.g., Cash) expressed in PLN under this Agreement shall be recalculated into EUR using the average PLN/EUR exchange rate published by the National Bank of Poland on the Business Day directly preceding the Closing Date.

1.83.	“Postponement Notice” has the meaning ascribed to it in Section 9.3.

1.84.	“Preceding Closing Month” means the calendar month immediately preceding the Closing Month.

1.85.	“Premises” means, jointly, all rentable premises in the Buildings.

1.86.
“Price” has the meaning ascribed to it in Section 12.1 (as adjusted, if applicable, pursuant to Section 10.4 and Section 15) and includes: “Price Będzin”, “Price Sosnowiec”, “Price Wrocław”, “Price Okęcie”, and “Price Annopol”.

1.87.	“Price Formula” has the meaning ascribed to it in Section 12.1.

1.88.	“Properties” means, jointly, the Land, and the Buildings, the Structures and infrastructure located on the Land, individually a “Property”.

1.89.	“Property Management Agreements” means agreements concluded with property managers, entered with respect to the Properties, the list of which constitutes Schedule 1.90 whereas:

1.89.1.	“Property Management Agreement Będzin” is described in part A of the Schedule;

1.89.2.	“Property Management Agreement Sosnowiec” is described in part B of the Schedule;

1.89.3.	“Property Management Agreement Wrocław” is described in part C of the Schedule

1.89.4.	“Property Management Agreement Okęcie” is described in part D of the Schedule;

1.89.5.	“Property Management Agreement Annopol” is described in part E of the Schedule.

1.90.	“Purchaser’s Bank Account” means the bank account of the Purchaser to be indicated in the Final Agreements.

1.91.	“Purchaser Default” has the meaning ascribed to it in Section 14.8.

1.92.	“Purchaser Default Amount” has the meaning ascribed to it in Section 14.8.

1.93.
“R&W Insurance” means the warranties and indemnities insurance issued by the R&W Insurer to the benefit of the Purchaser in respect of this Agreement on or about the date hereof; provided, however, the subrogation rights of the R&W Insurer against the Sellers under the R&W Insurance shall in all events be expressly limited to the fraud and wilful misconduct of Sellers.

1.94.	“R&W Insurer” means AIG.

1.95.
“Release Letter” means a release letter issued by the Existing Lender, in the written form with the signatures of persons authorized to represent the Existing Lender certified by a notary, effective upon the payment of the Total Pay-Off Amount pursuant to Section 11.3.3, in which: (i) the Existing Lender irrevocably and unconditionally waives (Polish: zrzeka się) and consents to the release (Polish: wyraża zgodę na zwolnienie) of all Securities other than those previously re-assigned in accordance with Section 9.1.3, and (ii) the Existing Lender irrevocably and unconditionally re-assigns to the Sellers all rights, claims and receivables assigned to the Existing Lender under the Agreements on Assignment of Receivables. The Release Letter shall be issued by the Existing Letter materially in the form attached hereto as Schedule 1.78 in the form agreed by the Parties.

1.96.
“Requirements of Law” means, as to any Person: any law, statute, treaty, rule, regulation, Order or determination of a court or other Governmental Entity, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.

1.97.
“Securities” means, collectively, the Mortgages, the assignments made under the Agreements on Assignment of Receivables, the Pledges, guarantees, indemnity, preference, set-off arrangements, trust arrangements and any other security instruments established to the benefit of the Existing Lender to secure the Existing Lender’s receivables towards the Sellers under the Existing Facility Documents, encumbering any rights and/or assets, to be purchased by the Purchaser under the Final Agreements.

1.98.	“Sellers’ Bank Accounts” means the following bank accounts of the Sellers, where part of the Price shall be transferred upon the Closing, maintained in EUR:

1.98.1.	For Seller 1: number 26 1090 2851 0000 0001 2248 4744, by the bank Bank Zachodni WBK S.A., SWIFT: [***];

1.98.2.	For Seller 2: number 78 1090 2851 0000 0001 2248 4778, by the bank Bank Zachodni WBK S.A., SWIFT: [***];

1.98.3.	For Seller 3: number 27 1090 2851 0000 0001 2248 4823, by the bank Bank Zachodni WBK S.A., SWIFT: [***];

1.98.4.	For Seller 4: number 39 1090 2851 0000 0001 2248 3055, by the bank Bank Zachodni WBK S.A., SWIFT: [***];

1.98.5.	For Seller 5: number 07 1090 2851 0000 0001 2248 4698, by the bank Bank Zachodni WBK S.A., SWIFT: [***];

1.99.
“Sellers’ Best Knowledge” or any similar phrase stating or implying a limitation on the basis of the knowledge of a Seller, unless specifically otherwise qualified, shall mean the actual knowledge after due inquiry of Mr. Mieczysław Godzisz, Mr. Przemysław Iznerowicz and Mr. Kamil Nurek, and will not be construed to refer to the knowledge of any other officer, director, agent, employee or representative of a Seller, or any affiliate of a Seller, or to impose upon of Mr. Mieczysław Godzisz, Mr. Przemysław Iznerowicz and Mr. Kamil Nurek any duty other than as set forth above to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon Mr. Mieczysław Godzisz, Mr. Przemysław Iznerowicz and Mr. Kamil Nurek, any individual personal liability.

1.100.
“Sellers’ Insurance Premium Contribution” means the portion of the cost of the premiums payable under the Title Insurance and the R&W Insurance in respect of the sale of Enterprises payable by the Sellers (as a deduction from Price pursuant to Section 12.1.7(e)), up to the aggregate amount of EUR 140,000 (any additional costs of such premiums to be covered by the Purchaser or its Affiliates).

1.101.
“Service Agreements” means the Property Management Agreements, Facility Management Agreements and all other services agreements, other than the Utility Agreements, for the provision of services necessary to operate and maintain the Properties, entered into with respect to each Property, the list of which is attached hereto as Schedule 1.102, whereas:

1.101.1.	“Service Agreements Będzin” are described in part A of the Schedule;

1.101.2.	“Service Agreements Sosnowiec” are described in part B of the Schedule;

1.101.3.	“Service Agreements Wrocław” are described in part C of the Schedule;

1.101.4.	“Service Agreements Okęcie” are described in part D of the Schedule;

1.101.5.	“Service Agreements Annopol” are described in part E of the Schedule.

1.102.
“Significant Action” means the filing of any action or proceeding under which an Enterprise or any portion thereof (including any portion of any Property) may be taken or encumbered pursuant to Polish law, including but not limited to condemnation (wywłaszczenie), merger and division of a Property (podział i scalenie nieruchomosci), enforcement proceedings (postępowanie egzekucyjne) or any other action or proceeding having similar result, that would be reasonably likely to result in a decrease of value of such Enterprise equal to ten percent (10%) or greater of the Price of the relevant Enterprise pursuant to a reasonable calculation of such value by a professional valuer chosen by the Parties.

1.103.
“Significant Portion” means such portion of a given Enterprise for which the value (or the repair costs in the event of damage or destruction of such portion) is equal to ten percent (10%) or greater of the Price of the relevant Enterprise, as such value or repair costs calculation is reasonably determined by a third-party contractor or architect designated by the Sellers.

1.104.	“Structures” means all structures located on the Land, other than Buildings, listed in Schedule 1.103, whereas:

1.104.1.	“Structures Będzin” are described in part A of the Schedule;

1.104.2.	“Structures Sosnowiec” are described in part B of the Schedule;

1.104.3.	“Structures Wrocław” are described in part C of the Schedule;

1.104.4.	“Structures Okęcie” are described in part D of the Schedule;

1.104.5.	“Structures Annopol” are described in part E of the Schedule.

1.105.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, stamp duty, occupation, premium, windfall profits, environmental, customs duties, capital, net worth, gains, capital stock, franchise, profits, withholding, social security (or similar), social insurance, unemployment, disability, withholding, property (real, personal, tangible, and intangible), transactional, sales, use, transfer, registration, value added, alternative or add on minimum, estimated tax, unclaimed property or escheatment claims or other similar taxes, assessments, or charges, including any interest, penalty or addition thereto, including, without limitation, any item for which liability arises as a transferee, successor, or custodian, or by contract or otherwise.

1.106.	“Tax Ordinance” means the Act – Tax Ordinance (Polish: Ordynacja podatkowa) dated 29 August 1997 (Official Journal of Laws of 2017, item 201 (consolidated text with further amendments)).

1.107.
“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return, statement, or election required to be furnished to a Governmental Entity relating to Taxes, and including any schedules and attachments thereto and any amendment thereof.

1.108.
“TCLT” means the Polish tax on civil law transactions (Polish: podatek od czynności cywilnoprawnych), ruled by the Act on tax on civil law transactions dated 9 September 2000 (Official Journal of Laws of 2017, item 1150 (consolidated text with further amendments)).

1.109.	“Tenants” means all tenants under the Leases and the “Tenant” means any of them, as the context requires.

1.110.
“Tenant Deposit” means a cash deposit provided by a Tenant under a Lease as a security of Tenant’s obligations from such Lease, and “Tenant Deposits” means all of them. The list of Tenant Deposits is included in Schedule 1.25.

1.111.
“Tenant Fit-Out” means any fit-out works or improvements in or to Premises leased to a Tenant under a Lease, which according to the Lease are to be performed by the landlord. The list of the Tenant Fit-Out outstanding as of the date of this Agreement constitutes Schedule 1.112 and shall be updated as of the Closing Date in accordance with the provisions hereof.

1.112.	“Tenant Incentives” means any incentives granted to any Tenant, pursuant to or in connection with any Lease, including but not limited to:

1.112.1.
undertakings of the landlord to pay for any logo or sign displayed in or on the Building, or to cover, in full or in part, the cost of (or to perform by the landlord, at its cost, in full or in part) the Tenant Fit-Out;

1.112.2.	payments in consideration of conclusion of any Lease;

1.112.3.	undertakings of the landlord to reimburse a Tenant for any costs associated with any Lease (including relocation costs); and

1.112.4.	rents rebates (including rent-free periods) or service charges rebates as well as step rents.

The list of the Tenant Incentives outstanding as of the date of this Agreement constitutes Schedule 1.113 and shall be updated as of the Closing Date in accordance with the provisions hereof.

1.113.
“Title Insurance” means a title insurance policy to be issued on the Closing Date by the Title Insurer, with the Purchaser as insured, pursuant to the commitment letter dated 25 July 2018; provided, however, the subrogation rights of the Title Insurer against the Sellers under the Title Insurance shall in all events be expressly limited to the fraud and wilful misconduct of Sellers.

1.114.	“Title Insurer” means Dual.

1.115.	“Title Warranties” means the Sellers’ Warranties given in Section 5.11 through Section 5.12.

1.116.	“Total Pay-Off Amount” means the total amount determined in the Pay-Off Letter that shall be paid to release the Securities.

1.117.
“Trade Information” means information in a documented form, relating to the operation of the Enterprises, including secrets and know-how of the Enterprises and pricing and rental policies concerning leasing of the Buildings, including “Trade Information Będzin”, “Trade Information Sosnowiec”, “Trade Information Wrocław”, “Trade Information Okęcie” and “Trade Information Annopol”.

1.118.	“Transaction” means the sale of the Enterprises by the Sellers to the Purchaser (or its controlled Affiliates, as applicable) contemplated under this Agreement.

1.119.	“Utility Agreements” means utility supply agreements, entered with respect to the Properties, the list of which constitutes Schedule 1.120, whereas:

1.119.1.	“Utility Agreements Będzin” are described in part A of the Schedule;

1.119.2.	“Utility Agreements Sosnowiec” are described in part B of the Schedule;

1.119.3.	“Utility Agreements Wrocław” are described in part C of the Schedule;

1.119.4.	“Utility Agreements Okęcie” are described in part D of the Schedule;

1.119.5.	“Utility Agreements Annopol” are described in part E of the Schedule.

1.120.
“Vacant Space” means the Premises, for which no Lease has been signed as of the date of this Agreement, listed in Schedule 1.121, and the Premises leased under a given Lease the term of which shall expire on or prior the Closing Date.

1.121.	“VAT” means Polish value added tax.

1.122.
“VAT Act” means the act on the tax on goods and services (Polish: ustawa o podatku od towarów i usług) dated 11 March 2004 (Official Journal of Laws of 2017, item 1221 (consolidated text with further amendments)).

1.123.	“VDR” means the virtual data room where the portion of the Due Diligence Materials listed on Schedule 1.35 have been made available to the Purchaser and its advisors.

1.124.	“Warranty” means a statement contained in Section 5 or Section 6 and "Warranties" means all of those statements.

1.125.	“Zoning Permits” means zoning permits listed in Schedule 1.126.

2.	DESCRIPTION OF THE LAND
At the date of execution of this Agreement:

2.1.	Land Będzin
Seller 1 is the owner and holds the perpetual usufruct right valid until 5 December 2089 to the real estate located in Będzin, in Łagisza district, at ul. Gzichowska, comprising plots of land nos.

2146/145, 2146/146, 2146/148, 2146/150, 2146/151, 2146/138, 2146/141, 2146/135, 1958/6, 1955/14, 1955/15, 1958/15, 2146/13, 2146/14, 2146/120, 1986/11, 1953/15, 2146/128, 2146/130, 1953/9, 2146/44, 2146/45, 2146/27, 2146/112, 2146/113, 2146/133, 2146/137, 2146/139, 2146/114, 2146/140, 2146/147 and 2146/149 of a total area of 199,15 square meters and is the owner of buildings and structures developed thereon, recorded in the Land and Mortgage Register Books nos. KA1B/00029175/9, KA1B/00008618/4, KA1B/00014324/1 and KA1B/00028688/1, kept by the District Court in Będzin, 5th Land and Mortgage Register Department (the “Land Będzin”). The foregoing representations are confirmed by an ordinary extracts from the Land and Mortgage Register Books kept for the Land Będzin, issued by the Central Information of the Land and Mortgage Registry Court in Warsaw on [***] ([***]), pursuant to article 364 of the Act dated 6 July 1982 on Land and Mortgage Registers and Mortgages, application reference number: [***], which further demonstrates that:

2.1.1.	In Section I-O of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.1.2.	In Section I-Sp of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.1.3.	In Section II of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement].

2.1.4.	In Section III of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.1.5.	In Section IV of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement].

2.2.	Land Sosnowiec
Seller 2 is the owner of the real estate located in Sosnowiec, at ul. Sokolska, precinct no. 0003 Zagórze, comprising plots of land nos. 2934/1, 2934/5 and 2934/6 of a total area of 126,125 square meters, recorded in the Land and Mortgage Register Books nos. KA1S/0051637/5 and KA1S/00082256/6, kept by the District Court in Sosnowiec, 6th Land and Mortgage Register Department and is the owner of buildings and structures developed thereon, that are not disclosed in the land and mortgage registers (the “Land Sosnowiec”). The foregoing representations are confirmed by an ordinary extract from the Land and Mortgage Register Books kept for the Land Sosnowiec, issued by the Central Information of the Land and Mortgage Registry Court in Warsaw on [***] ([***]), pursuant to article 364 of the Act dated 6 July 1982 on Land and Mortgage Registers and Mortgages, application reference number: [***], which further demonstrates that:

2.2.1.	In Section I-O of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.2.2.	In Section I-Sp of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.2.3.	In Section II of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.2.4.	In Section III of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.2.5.	In Section IV of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.3.	Land Wroclaw

Seller 3 holds the perpetual usufruct right valid until 5 December 2089 to the real estate located in Wrocław, at ul. Torowa and ul. Kępińska, precinct no. 0050 Karłowice, comprising plots of land nos. 7/1, 7/2, 8 of a total area of 102,552 square meters and is the owner of buildings and structures developed thereon, recorded in the Land and Mortgage Register Book no. WR1K/00111123/9, kept by the District Court for Wrocław-Krzyków in Wrocław, 4th Land and Mortgage Register Department (the “Land Wrocław”). The foregoing representations are confirmed by an ordinary extract from the Land and Mortgage Register Book kept for the Land Wrocław, issued by the Central Information of the Land and Mortgage Registry Court in Warsaw on [***] ([***]), pursuant to article 364 of the Act dated 6 July 1982 on Land and Mortgage Registers and Mortgages, application reference number: [***],which further demonstrates that:

2.3.1.	In Section I-O of the land and mortgage register no. [***][***] [to be populated by the Notary] in the Polish version of the Agreement;

2.3.2.	In Section I-Sp of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.3.3.	In Section II of the land and mortgage register no[***] [to be populated by the Notary in the Polish version of the Agreement];.

2.3.4.	In Section III of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.3.5.	In Section IV of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.4.	Land Okęcie
Seller 4 is the owner of the real estate located in Warsaw, in Włochy district, at Szyszkowa 20, Szyszkowa 20a, Mineralna 15 and Mineralna 15a streets, precinct no. 2-07-14, comprising plots of land nos. 20/1, 21/1, 22/1 and 23/1 of a total area of 72,071 square meters, recorded in the Land and Mortgage Register Books nos. WA5M/00465532/7, WA5M/00465534/1, WA5M/00465535/8 and WA5M/00465533/4, kept by the District Court for Warsaw-Mokotów in Warsaw, 13th Land and Mortgage Register Department and is the owner of buildings and structures developed thereon, that are not disclosed in the land and mortgage registers (the “Land Okęcie”). The foregoing representations are confirmed by an ordinary extract from the Land and Mortgage Register Books kept for the Land Okecie, issued by the Central Information of the Land and Mortgage Registry Court in Warsaw on [***] ([***]), pursuant to article 364 of the Act dated 6 July 1982 on Land and Mortgage Registers and Mortgages, application reference number: [***], which further demonstrates that:

2.4.1.	In Section I-O of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.4.2.	In Section I-Sp of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.4.3.	In Section II of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.4.4.	In Section III of the land and mortgage register no. [***] [to be populated by the Notary] in the Polish version of the Agreement;

2.4.5.	In Section IV of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.5.	Land Annopol

Seller 5 is the owner of the real estate located in Warsaw, in Białołęka district, at ul. Daniszewska, precinct no. 4-07-05, comprising plots of land nos. 61, 54/4, 60, 62/6 and 62/5 of a total area of 65,615 square meters, recorded in the Land and Mortgage Register Book no. WA3M/00156793/1, kept by the District Court for Warsaw-Mokotów in Warsaw, 9th Land and Mortgage Register Department and is the owner of building and structures developed thereon, that are not disclosed in the land and mortgage register (the “Land Annopol”). The foregoing representations are confirmed by an ordinary extract from the Land and Mortgage Register Book kept for the Land Annopol, issued by the Central Information of the Land and Mortgage Registry Court in Warsaw on [***] ([***]), pursuant to article 364 of the Act dated 6 July 1982 on Land and Mortgage Registers and Mortgages, application reference number: [***], which further demonstrates that:

2.5.1.	In Section I-O of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.5.2.	In Section I-Sp of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.5.3.	In Section II of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.5.4.	In Section III of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

2.5.5.	In Section IV of the land and mortgage register no. [***] [to be populated by the Notary in the Polish version of the Agreement];

3.	DESCRIPTION OF THE ENTERPRISES

3.1.	Enterprise Będzin
Seller 1 is the owner of the Enterprise Będzin which includes the following tangible and intangible components:

3.1.1.	the right of perpetual usufruct and the ownership to the Land Będzin;

3.1.2.	the ownership right to the Buildings Będzin;

3.1.3.	the ownership right to Structures Będzin;

3.1.4.	the rights to Assets Będzin;

3.1.5.	the rights under the Collateral Documents Będzin;

3.1.6.	the rights under the Construction Guarantees Będzin;

3.1.7.	the Copyrights Będzin within fields of exploitation specified in Schedule 1.31;

3.1.8.	the Cash Będzin up to the amount of EUR [***] ([***] euro);

3.1.9.	the Assigned Receivables Będzin;

3.1.10.	the Documentation Będzin;

3.1.11.	the Accounting Documents Będzin;

3.1.12.	the Trade Information Będzin;

3.1.13.	the obligations under the Assumed Liabilities Będzin;

3.1.14.	the rights and the obligations under the Bank Accounts Agreements Będzin;

3.1.15.	the rights and the obligations under the Utility Agreements Będzin;

3.1.16.	the rights and the obligations under the Service Agreements Bedzin;

3.1.17.	Permits to the extent valid and unperformed but requiring separate transfer;

3.1.18.
Rights, receivables, claims and (to the extent permitted by law) obligations arising from the Indemnity Agreement dated 12 December 2012 concluded between ProLogis Poland XXI sp. z o.o. and ProLogis Poland XXXIX sp. z o.o. and legal predecessor of Seller 1;

3.1.19.
Rights, receivables and claims arising from the clause 7.6.4 of the sale agreement dated 29 March 2012 (Rep. A 1996/2012) concluded between legal predecessor of Seller 1 and ProLogis Poland XXI sp. z o.o. and ProLogis Poland XXXIX sp. z o.o;

3.1.20.
Right and obligations arising under agreement dated 11 December 2012 concluded between the legal predecessor of Seller 1 and Salans D. Oleszczuk Kancelaria Prawnicza sp.k. subject to potential changes.

3.2.	Enterprise Sosnowiec
Seller 2 is the owner of the Enterprise Sosnowiec which includes the following tangible and intangible components:

3.2.1.	the ownership to the Land Sosnowiec;

3.2.2.	the ownership right to the Buildings Sosnowiec;

3.2.3.	the ownership right to Structures Sosnowiec;

3.2.4.	the rights to Assets Sosnowiec;

3.2.5.	the rights under the Collateral Documents Sosnowiec;

3.2.6.	the rights under the Construction Guarantees Sosnowiec;

3.2.7.	the Copyrights Sosnowiec within fields of exploitation specified in Schedule 1.31;

3.2.8.	the Cash Sosnowiec up to the amount of EUR [***] ([***] euro);

3.2.9.	the Assigned Receivables Sosnowiec;

3.2.10.	the Documentation Sosnowiec;

3.2.11.	the Accounting Documents Sosnowiec;

3.2.12.	the Trade Information Sosnowiec;

3.2.13.	the obligations under the Assumed Liabilities Sosnowiec;

3.2.14.	the rights and the obligations under the Bank Accounts Agreements Sosnowiec;

3.2.15.	the rights and the obligations under the Utility Agreements Sosnowiec;

3.2.16.	the rights and the obligations under the Service Agreements Sosnowiec;

3.2.17.	Permits to the extent valid and unperformed but requiring separate transfer;

3.3.	Enterprise Wrocław
Seller 3 is the owner of the Enterprise Wrocław which includes the following tangible and intangible components:

3.3.1.	the right of perpetual usufruct and the ownership to the Land Wrocław;

3.3.2.	the ownership right to the Buildings Wrocław;

3.3.3.	the ownership right to Structures Wrocław;

3.3.4.	the rights to Assets Wrocław;

3.3.5.	the rights under the Collateral Documents Wrocław;

3.3.6.	the rights under the Construction Guarantees Wrocław;

3.3.7.	the Copyrights Wrocław within fields of exploitation specified in Schedule 1.31;

3.3.8.	the Cash Wrocław up to the amount of EUR [***] ([***] euro);

3.3.9.	the Assigned Receivables Wrocław;

3.3.10.	the Documentation Wrocław;

3.3.11.	the Accounting Documents Wrocław;

3.3.12.	the Trade Information Wrocław;

3.3.13.	the obligations under the Assumed Liabilities Wrocław;

3.3.14.	the rights and the obligations under the Bank Accounts Agreements Wrocław;

3.3.15.	the rights and the obligations under the Utility Agreements Wrocław;

3.3.16.	the rights and the obligations under the Service Agreements Wroclaw;

3.3.17.	Permits to the extent valid and unperformed but requiring separate transfer;

3.4.	Enterprise Okęcie
Seller 4 is the owner of the Enterprise Okęcie which includes the following tangible and intangible components:

3.4.1.	ownership to the Land Okęcie;

3.4.2.	the ownership right to the Buildings Okęcie;

3.4.3.	the ownership right to Structures Okęcie;

3.4.4.	the rights to Assets Okęcie;

3.4.5.	the rights under the Collateral Documents Okęcie;

3.4.6.	the rights under the Construction Guarantees Okęcie;

3.4.7.	the Copyrights Okęcie within fields of exploitation specified in Schedule 1.31;

3.4.8.	the Cash Okęcie up to the amount of EUR [***] ([***] euro);

3.4.9.	the Assigned Receivables Okęcie;

3.4.10.	the Documentation Okęcie;

3.4.11.	the Accounting Documents Okęcie;

3.4.12.	the Trade Information Okęcie;

3.4.13.	the obligations under the Assumed Liabilities Okęcie;

3.4.14.	the rights and the obligations under the Bank Accounts Agreements Okęcie;

3.4.15.	the rights and the obligations under the Utility Agreements Okęcie;

3.4.16.	the rights and the obligations under the Service Agreements Okecie;

3.4.17.	Permits to the extent valid and unperformed but requiring separate transfer;

3.5.	Enterprise Annopol
Seller 5 is the owner of the Enterprise Annopol which includes the following tangible and intangible components:

3.5.1.	the ownership to the Land Annopol;

3.5.2.	the ownership right to the Buildings Annopol;

3.5.3.	the ownership right to Structures Annopol;

3.5.4.	the rights to Assets Annopol;

3.5.5.	the rights under the Collateral Documents Annopol;

3.5.6.	the rights under the Construction Guarantees Annopol;

3.5.7.	the Copyrights Annopol within fields of exploitation specified in Schedule 1.31;

3.5.8.	the Cash Annopol up to the amount of EUR [***] ([***] euro);

3.5.9.	the Assigned Receivables Annopol;

3.5.10.	the Documentation Annopol;

3.5.11.	the Accounting Documents Annopol;

3.5.12.	the Trade Information Annopol;

3.5.13.	the obligations under the Assumed Liabilities Annopol;

3.5.14.	the rights and the obligations under the Bank Accounts Agreements Annopol;

3.5.15.	the rights and the obligations under the Utility Agreements Annopol;

3.5.16.	the rights and the obligations under the Service Agreements Annopol;

3.5.17.	Permits to the extent valid and unperformed but requiring separate transfer;

4.	DESCRIPTION OF DOCUMENTS PRESENTED

4.1.	The following documents were presented at the time of execution of this deed:

4.1.1.
extract from the land register issued under the authority of the Mayor of [***]on [***] 2018, ref.: [***], which provides, among other things, that the plot of land nos. [***] and [***], located in [***] at [***], with an area of [***] sq. m., precinct [***], are marked as “[***]” a symbol denoting [***];

4.1.2.
excerpt from a building register, issued under the authority of [***] on [***] 2018, ref no. [***], according to which on plots of land nos. [***] and [***], are developed with building reference number [***];

4.1.3.
excerpt from the master plan for plots of land nos. [***] and [***] precinct [***], located at [***] in [***] issued on [***] 2018 by [***], which provides that such land is covered by local master plan (miejscowy plan zagospodarowania przestrzennego) adopted by the City Council of [***] on [***] (the resolution [***]) and indicating designation of such land as [***];

4.1.4.
the certificate no. [***] dated [***], issued by [***], from which it transpires that the Property [***] is not located in the area with respect to which the Council of [***] issued a resolution relating to the revitalization area or on statutory pre-emption right of the Mayor of [***] on the basis of the Act on Revitalization dated 9 October 2015 (Journal of Laws of 2015, item 1777);

4.1.5.
the certificate no. [***] dated [***], issued by [***], from which it transpires that the Properties are not an agricultural or forest land in the meaning of the Act of 11 April 2003 on development of agricultural regime, as amended, or Act of 28 September 1991 on forests, as amended, respectively.

4.1.6.	current excerpts from the National Court Register maintained for the Sellers dated [***] 2018;

4.1.7.	current excerpt from the National Court Register maintained for the Purchaser, dated [***] 2018;

4.1.8.	minutes from the extraordinary shareholders meeting of the Purchaser dated [***] 2018, including a resolution granting consent for the purchase of the Enterprises.

5.	REPRESENTATIONS AND WARRANTIES OF THE SELLER
Subject only to the issues related to the risks described in the draft Title Insurance attached to the commitment letter dated 25 July 2018 , the Sellers, jointly and severally, represent and warrant to the Purchaser as follows as of the date of this Agreement:

5.1.
Authorization. The execution, delivery and performance by the Sellers of this Agreement and the documents to be executed and delivered by the Sellers pursuant hereto and the transactions contemplated hereby does not require on the part of any Seller any filing with, or any permit, consent or approval of any Person (other than the Existing Lender’s Consent, which, subject to Section 9.2, shall be obtained prior to the Closing pursuant to Section 9.1 and included in the equivalent representation hereto given in the Final Agreements) and thereby have been duly authorized by all necessary actions of the Sellers, including any actions required by its Organizational Documents.

5.2.	Non-Contravention.

5.2.1.
The execution and delivery by the Sellers of this Agreement and the other documents to be executed and delivered by the Sellers pursuant hereto, and the performance by the Sellers of this Agreement and the other documents to be executed and delivered by the Sellers pursuant hereto in accordance with its terms, will not violate or result in any breach of, constitute a default under, or cause the creation of an Encumbrance upon any of the Properties pursuant to (a) any of the Sellers’ Organizational Documents, (b) any Orders of any Governmental Entity against, or binding upon, any of the Sellers, the Properties or any Requirement of Law applicable to any of the Sellers, or the Properties, or (c) any agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or other instrument to which any of the Sellers is a party or by which any of the Sellers, or the Properties is bound.

5.2.2.
The execution and performance of this Agreement will not lead to a detriment of any of the Sellers' creditors nor make impossible the satisfaction in whole or in part of a third party's claim towards any of the Sellers. In particular, neither the execution nor performance of this Agreement or any agreements referred to in it shall give grounds to any party to raise any claims under Art. 59 of the Polish civil code or art. 527 and subsequent of the Polish civil code.

5.3.	Organization.

5.3.1.
The Sellers have the power and authority to execute, deliver and perform their obligations under this Agreement. The Sellers are each duly formed and validly existing under the laws of Poland and have all requisite corporate or other similar organizational power and authority to own, lease and operate their properties and to carry on its business as now being conducted.

5.3.2.	None of the Sellers is subject to any merger or corporate division or transformation proceedings.

5.3.3.	None of the Sellers ever had any registered presence or place of business (including any branch or representative office) outside of Warsaw, whether in Poland or in any other country.

5.4.	Conduct of Business. None of the Sellers has received any written notice that it is in violation of any Order or Requirements of Law which violation is outstanding as of the date hereof in relation to the Enterprise. The Sellers do not conduct any business activity related to the Enterprises for which under Polish law a licence (zezwolenie, licencja lub koncesja) is required.

5.5.
Insolvency Proceedings. None of the Sellers have (i) made a general assignment for the benefit of their creditors, (ii) admitted in writing their inability to pay their debts as they mature, or (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending or has been threatened in writing against any Seller, and no Seller is aware of any circumstance that may lead to any such bankruptcy, insolvency, reorganization or similar action or proceeding. To the Sellers’ Best Knowledge there is not pending any case, proceeding or action seeking appointment of a receiver, trustee, custodian or other similar official for such Person for all or any substantial part of its or their property. No resolution voluntarily to wind up any of the Sellers has been adopted by its managers.

5.6.
Employees. The Sellers presently have no employees and have not had employees at any time in the past. The Sellers are not parties to any written employee agreements or collective bargaining agreements.

5.7.	Indebtedness. The Enterprises are not liable for any Indebtedness.

5.8.	Financial Statements.

5.8.1.
The Sellers have furnished to the Purchaser certain financial information, including trial balance extracts and statutory accounts of each Seller, as part of the Due Diligence Materials, which such financial information the Sellers represent and warrant: (i) were prepared in accordance with the books of account and other financial records of each Seller, (ii) are presented in accordance with the applicable requirements of Polish GAAP consistently applied and do not materially misstate the results of operations of each Seller or Enterprise, as applicable, as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with Polish GAAP applied on a basis consistent with the past practices of each Seller, and (iv) include all adjustments that are necessary for a presentation of the financial condition of each Seller or Enterprise, as applicable, and the results of the operations of each Seller or Enterprise, as applicable, as of the dates thereof or for the periods covered thereby, in each case which are not materially misstated. The Sellers represent and warrant that there has been no material adverse change to the financial condition of any of the Enterprises since the date that such financial information was initially provided as part of the Due Diligence Materials.

5.8.2.	The books of account and other financial records of each Enterprise:

(a)
reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with Polish GAAP applied on a basis consistent with the past practices of each Seller, respectively, and

(b)	have been maintained in accordance with good business and accounting practices.

5.9.
Other Monetary Liabilities. There are no grounds of liability for any material monetary liability connected with the Enterprises that would be required by GAAP to be reflected in a consolidated corporate balance sheet; provided that this representation shall not apply with respect to any monetary liabilities which (a) are set forth on Schedule 5.9 attached hereto, (b) are trade payables incurred in the ordinary course of business (including pursuant to the terms of any Leases or contracts), (c) are disclosed in the accounting books and records and financial information that have been made available to the Purchaser, (d) are the subject of any other representation or warranty contained in this Section 5 and are specifically disclosed pursuant to such representation or warranty or are not required to be disclosed because such other representation or warranty is limited or qualified with respect to scope, dollar amount, knowledge or materiality, or (e) are based upon any matter (i) occurring, arising or accruing on or after the Closing Date except to the extent the Sellers are expressly obligated in respect thereof under other provisions of this Agreement, (ii) that is a Purchaser’s obligation, or for which the Sellers are explicitly relieved of any obligations or responsibilities under this Agreement or (iii) arising under any document relating to title to each Project.

5.10.	Suits and Proceedings.

5.10.1.
Except as set forth in Schedule 5.10.1 attached hereto, there is no any legal action, suit, proceeding (including, without limitation condemnation, eminent domain or real estate tax adjustment proceedings, or proceeding aimed at the challenge of the Permits) or arbitration pending or threatened in writing against any of the Sellers with respect to the Properties.

5.10.2.	There is no outstanding judgment, order, decree, arbitration award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against any of the Sellers.

5.11.	Title to Properties.

5.11.1.
As of the Closing Date, the Sellers are the registered owners of the relevant Properties or perpetual usufructees of the Land and owners of the Buildings and Structures of the relevant Properties and have good and valid title to the Properties, free and clear of all Encumbrances that will exist as of the Closing Date other than this Agreement other than Permitted Encumbrances. The Sellers acquired the legal title to the Properties in good faith. As of the Closing Date, the Sellers have unrestricted power and authority to transfer the Properties to the Purchaser. Upon execution of the Final Agreements, the Purchaser shall acquire good, valid, legal and beneficial title to the Properties, free and clear of all Encumbrances, other than Permitted Encumbrances and those Encumbrances created by the Purchaser.

5.11.2.
Sections II-IV of the excerpts from the Land and Mortgage Register Book maintained for the Property attached as Schedule 5.11.2 accurately, truly and completely reflect the legal status of each Property, except road easement to be deleted in the case of the Sosnowiec Property (which expired by the virtue of law and an application with this regard shall be filed with the Final Agreement).

5.11.3.
The Sellers have not made statements, nor executed deeds or agreements that would create an Encumbrance over any of the Properties which could be registered in any of the Land and Mortgage Register Books maintained for any of the Properties but has not been filed for registration in the relevant Land and Mortgage Register Book prior to conclusion of this Agreement.

5.11.4.
No applications were made to the Land and Mortgage Register Book and to the Sellers’ Best Knowledge there are no grounds for a third party to make such application in relation to any of the Properties.

5.11.5.	No Property (or any part thereof) is subject to any Significant Action and, to the Sellers’ Best Knowledge, no Property (or any part thereof) is threatened with any Significant Action.

5.11.6.
To the Sellers’ Best Knowledge no Property (or any part thereof) is subject to claims of the expropriated (especially pre-war) owners of any Land or their heirs for the re-establishment of the legal title and/or re-possession of any Land and/or any part thereof relating to the use of the Land and there are no grounds for such claims.

5.11.7.	No Property is subject to rights of repurchase (prawa odkupu) or rights of priority (prawa pierwszeństwa nabycia) or any statutory or contractual pre-emption rights (prawa pierwokupu).

5.11.8.	The Sellers are not a party to any preliminary, conditional or any other sale agreement or any other agreement regarding any Property (or any part thereof) or any other part of the Enterprise.

5.11.9.	There are no third party rights that may result in a valid claim to transfer the legal title to the Property or any part thereof to any person.

5.11.10.
To the Sellers’ Best Knowledge, there are no circumstances that would justify the early termination or expiration of the Sellers’ perpetual usufruct right in relation to the Wroclaw Property or Bedzin Property.

5.12.	Other Property Matters.

5.12.1.
The Properties have a direct, free and unrestricted access to the public roads without a need to pass over any other land in the ownership or occupation of any third party, except the Będzin Property where one of two access roads is located on the land leased by Seller 1 from Tauron Ciepło S.A. on the basis of the tenancy agreement dated 18 June 2002 (as amended). Such access is sufficient for the current operation of the Properties.

5.12.2.	All utilities systems up to the connection points and all connection points (Polish: przyłącza) of the utilities systems that service the Properties are located on the Properties.

5.12.3.	The Sellers hold the Properties in an undisturbed manner (Polish: w sposób niezakłócony).

5.12.4.	The annual perpetual usufruct right fee for 2018 amounts to PLN 930,233.70 for Wroclaw Property and PLN 159,254.91 for Bedzin Property and the Sellers are not in arrears with payment thereof.

5.12.5.	None of the Sellers have received any notification concerning change of the perpetual usufruct fees in relation to the Wroclaw Property and Będzin Property.

5.13.
Binding Effect. Each of this Agreement and the other documents to be executed and delivered by the Sellers pursuant to this Agreement has been duly executed and delivered by the Sellers, and constitutes the legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity)

5.14.
Contracts. Each of the Utility Agreements, Property Management Agreements, Facility Management Agreements and Service Agreements currently in effect to which each Seller is a party or is bound, is set forth in respective schedule to this Agreement. No Seller has given or received any written notice of any default under such agreements by the Sellers or any other party or parties to such agreements, which default remains uncured or unwaived. To the Sellers' Best Knowledge there are no grounds for giving such notice. Other than the Leases, the Service Agreements and the Utility Agreements, there are no other written binding agreements or contracts or similar obligations, comprising part of any Enterprise.

5.15.	Leases.There are no Leases currently affecting the Premises other than the Leases set forth in Schedule 1.65 attached hereto. All Leases are binding and valid. None of the Leases have expired.

5.15.1.	No Seller has given or received any written notice of any default under a Lease which default remains uncured. There is no material default of any of the Sellers (as the landlord)

or any of the Tenants is continuing at the moment of execution of this Agreement, under or in connection with any Lease, with exception to the tenant which are in arrears in payment of rent and service charges listed in Schedule 7.1.4. For the purpose of this provision a "material default of any of the Sellers" means any default that would entitle a Tenant to terminate the Lease or withhold or reduce any part of a rent or service charges and a "material default of a Tenant" means any default in the form of any arrears with a payment of rent or service charges for a period longer than 60 (sixty) days as of the Closing Date, or a default that would entitle the Seller to either terminate the Lease whether on the basis of the Lease directly or on the basis of applicable provisions of Polish law, or claim financial compensation from such Tenant. To Sellers’ Best Knowledge, there has been no material default by any other party under a Lease.

5.15.2.	None of the Sellers has signed any amendments, modifications or settlements in relation to any of the Leases other than as specified in the Rent Roll attached as Schedule 5.15.3.

5.15.3.
The Sellers have not received any correspondence written (including by e-mail) from any of the Tenants concerning that Tenant's intention to withhold, reduce or otherwise cancel any payment under the respective Lease or questioning the amount of any payment or reconciliation of payments under any of the Leases, or containing Tenant’s intention to abandon the leased premises.

5.15.4.
Schedule 1.25 contains a true, correct and complete list of the Collateral Documents. There have been no amendments or modifications to any of the Collateral Documents. All Collateral Documents are valid and binding. None of the Sellers received any notice from the issuers of the Collateral Documents questioning their validity. None of the Collateral Documents has been called by nor returned to the relevant Tenant or the issuer of the document.

5.15.5.
Schedule 1.25 contains a true, correct and complete list of the Tenant Deposits, including any interest accrued thereon in all material respects. None of the Tenant Deposits has been called by nor returned to the relevant Tenant.

5.15.6.	As of the Closing Date, no right under any of the Leases nor any of the rents or other amounts payable thereunder, nor under any Lease collateral, is assigned, pledged or encumbered by the Sellers.

5.15.7.
Except for the Tenant Incentives expressly specified in the Rent Roll attached as Schedule 5.15.3, no Tenant, and no Affiliate of any Tenant or any broker representing any Tenant, was or is entitled to any payment, allowance, rebate, refund or reverse payment or any other tenant incentive or consideration in connection with any of the Leases.

5.15.8.
The monthly amounts of rents and service charges (both net of VAT) as invoiced to Tenants in relation to each Lease and other information set forth in the Rent Roll attached as Schedule 5.15.3, are true and correct in all material respects.

5.15.9.
The Sellers have not concluded any written agreements other than the Leases that do or would entitle any Person, other than the beneficiaries of the limited third party rights disclosed in the Land and Mortgage Register Books, to occupy any part of any Property. No Person, other than (i) the Tenants, (ii) their subtenants, (iii) Orange pursuant to those agreements set forth in Schedule 5.15.10, and (iv) the beneficiaries of the limited third party rights disclosed in the Land and Mortgage Register Books, possesses any part of any Property whether pursuant to any agreement or without any legal title.

5.16.	Encumbrances. Except for the Permitted Encumbrances set forth on Schedule 5.16, each Enterprise is free of encumbrances.

5.17.	Encroachments. There are no encroachments affecting the Properties.

5.18.	Permits.

5.18.1.
All Permits, are binding final and non-appealable (Polish: ostateczne i niezaskarżalne w sądowo-administracyjnym toku instancji). The Permits comprise all permits necessary for the operation and business of the Enterprises as presently conducted.

5.18.2.
None of the Permits have been invalidated, cancelled or withdrawn by the applicable Governmental Entity. No Seller received notification by the applicable Governmental Entity or from another Person that the Properties are in non-compliance with the master plan, building or usage permits or any fire safety rules. No Building, Structure of any of their respective parts is used without all required occupancy permits or notifications about the completion of the works and/or intention to start using such Building, Structure or part thereof. There are no pending proceedings concerning any of the Permits. To the Sellers' Best Knowledge there are no grounds to challenge any of the Permits or re-open proceedings concerning any of the Permits.

5.18.3.
The Permits are all building and usage permits necessary for the use of the Properties. No notification of the intention to carry out works or notification about the completion of the works and intention to start use has been submitted to or issued by or is required by any Governmental Entity in relation to the Enterprises.

5.18.4.	To the extent any Permit was subject to any condition, the relevant condition(s) has been satisfied and not disputed by the Governmental Entity or any Person.

5.18.5.	To Sellers' Best Knowledge the Buildings and Structures has been constructed in a manner not violating the Permits.

5.18.6.	No construction works that require a building permit or a notification to the authorities are being carried out on the Property except for those listed in Schedule 5.18.6.

5.18.7.
The Sellers use the Buildings and structures, fit outs, and improvements located on the Property in accordance with the Occupancy Permit and applicable laws, including but not limited to master plans and fire protection regulations. To the Sellers' Best Knowledge the Tenants use the Building and structures, fit outs, and improvements located on the Property in accordance with the Occupancy Permit and applicable laws.

5.19.
Construction Guarantees. The Construction Guarantees are the only guarantees and warranties being valid in respect of any of the Buildings and Structures, whereas the construction Guarantees are still valid only in cases indicated in Schedule 1.29. There are no valid collaterals securing the Construction Guarantees, except those listed in Schedule 1.29.

5.20.	Environmental Matters

5.20.1.
To the Sellers’ Best Knowledge there is no contamination of the Properties that would result in imposing on its owner an obligation to reclaim the soil or groundwater, remove any hazardous substance from the Property or pay any increased fees, fines or fulfill other obligations under applicable law, except the Wrocław Property where remediation plan is under preparation.

5.20.2.	To the Sellers' Best Knowledge no hazardous substances are stored on or under the Property in a manner which would be conflicting with the relevant provisions of law.

5.20.3.	The Sellers has not received any notice of fines, decisions or filings with respect to the Property by any Governmental Entity in connection with any Environmental Law.

5.20.4.
To the Sellers’ Best Knowledge the Sellers and are not aware of any facts, circumstances or conditions that would give rise to any claim, proceedings or action, or to any liability, under any Environmental Law.

5.20.5.
To the Sellers’ Best Knowledge, no permit issued under the Environmental Law in respect of the Property, will be revoked, suspended, cancelled, varied or not renewed as a result of the execution or performance of this Agreement

5.20.6.	All fees due from the Sellers for the use of the environment resulting from the operation of the Property have been duly paid.

5.21.	Assets. The Sellers are the sole owners of all Assets. The Assets are free from any Encumbrance other than Permitted Encumbrances.

5.22.
Public Aid. The Sellers, except Seller 3 as fully disclosed on Schedule 5.22, has not received any state aid or public subsidy, due to the incurred improvements on any of the Properties, in particular in a form of a waiver of the property tax payable for the Properties.

5.23.
Guarantees. The Sellers are not a party to nor is liable (including, without limitation, contingently) under any guarantee, suretyship, security instrument or other agreement to secure or incur a financial or other obligation with respect to an obligation of any Person.

5.24.	Insurances

5.24.1.
Schedule 5.24.1 contains a complete list of valid insurance policies taken out by the Sellers and their Affiliates concerning the Properties. All premiums that are due under the Policies have been timely paid in full.

5.24.2.
Except for claims listed in Schedule 5.24.2, no claims are outstanding under any of the above insurance policies and the Sellers are not aware of any fact or circumstance that could give rise to a claim under any of the policies.

5.24.3.
None of the insurers under any of the Policies is refusing, nor has given any written indication to the Sellers that it intends to refuse, in whole or in part, a claim under the Policies or any of them.

5.24.4.
Except for claims listed in, no payments or settlements were made or are pending to be made under any Policy which result in decrease of the insurance amounts resulting from the documents evidencing the Policies.

5.25.	Copyrights

5.25.1.	Sellers are holders of the Copyrights to the extent described in Schedule 1.31. The Seller does not hold any other copyrights or intellectual property rights required to operate the Property.

5.25.2.	The Sellers have not established any Encumbrances save for the Permitted Encumbrances on the said Copyrights.

5.25.3.	The Sellers have not infringed the Copyrights.

5.26.
Powers of Attorney. Schedule 5.26 contains full list of existing powers of attorney granted on behalf of the Sellers in relation to the Enterprise, which shall be revoked by the Seller no later than immediately prior to the Closing.

5.27.
Taxes. No Seller is in arrears with the payment of any Tax, other public and/or legal dues, social security contributions or other public levies. The real estate Taxes for each Property that have been due and payable have been duly and timely paid by the Sellers. No Seller is in arrears with respect to the payment of any real estate Taxes applicable to any Property.

5.28.
Completeness of Due Diligence Materials. The Sellers through the Due Diligence Materials, have disclosed to the Purchaser all relevant material information, as possessed by the Sellers in relation to the Enterprises. A full list of the Due Diligence Materials is attached as Schedule 5.28.

6.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.1.
The appearing persons acting in the name and on behalf of the Purchaser, hereby represent and warrant to the Sellers that as of the date hereof the following representations and warranties are true and correct:

6.1.1.	Organization. The Purchaser is duly organized and validly existing under the laws of Luxembourg.

6.1.2.
Permit of the Ministry of Interior. The Purchaser is a foreigner within the meaning of the Law on acquisition of real estate by foreigners dated 24 March 1920 (consolidated text, Journal of Laws of 2004 no. 167, item 1758), but due to the fact that the Purchaser is an entrepreneur with registered offices in the European Economic Area, no permit of the minister of interior is required for the purchase of the Properties (as a part of the purchase of the Enterprises) by the Purchaser, in accordance with the provisions of Article 8 Section 2 of the Act on the acquisition of the real estate by foreigners.

6.1.3.
Authority. The execution, delivery and performance by the Purchaser of this Agreement and the documents to be executed and delivered by the Purchaser pursuant hereto and the transactions contemplated hereby and thereby have been duly authorized by all necessary action of the Purchaser and the Purchaser has the power and authority to undertake the foregoing.

6.1.4.	Enforceability. This Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it.

6.1.5.
No Violation. The execution and performance of this Agreement by the Purchaser pursuant to the terms hereof will not conflict with, or result in a breach of, any provision of the constitutional documents of the Purchaser, any agreement to which the Purchaser is a party or an addressee or binding on the Purchaser or any judgment, order, writ, injunction or decree of any court or any other governmental body by which the Purchaser is bound.

6.1.6.
Consents. The execution of this Agreement by the Purchaser will not require on the part of the Purchaser any filing with, or any permit, consent or approval of, any court or any other governmental or regulatory authority, other than permits, consents and approvals set forth in this Agreement. The Purchaser holds all required consents and authorizations to enter into this Agreement and perform its obligations hereunder. The Purchaser has secured sufficient resources to finance the Transaction.

6.1.7.
Due Diligence. The Purchaser confirms that, on the basis of the Due Diligence Materials and the technical investigations and site viewing on [***] 2018 of the Buildings, it has carried out, through its professional advisers, a due diligence investigation related to the legal, tax, commercial, technical and environmental status of the Enterprises. The Purchaser represents that it is not aware of any breach of the Warranties of the Sellers that would authorize the Purchaser to make a claim against the Sellers as of the date hereof.

7.	REPRESENTATIONS AND WARRANTIES IN THE FINAL AGREEMENTS

7.1.
Subject only to the subsequent sentence and the issues related to the risks described in the draft Title Insurance attached to the commitment letter dated 25 July 2018, in the Final Agreements, the Sellers shall repeat the Warranties made to the Purchaser in Section 5 and represent that they are true and correct. The Sellers’ Warranties can be modified only to reflect (“Authorized Qualifications”):

7.1.1.
the scope of coverage under the R&W Insurance, i.e. if a Breach of (or the Sellers’ inability to repeat as of the Closing) any of the Sellers’ Warranties occurs due to any of the Sellers' fault and due to that fact such Sellers’ Warranty will not be covered by the R&W Insurance, the Sellers shall repeat as of the Closing Date only these Sellers’ Warranties which are insured under the R&W Insurance and represent that they are true and correct, provided that in such case it shall be obliged to cover at its cost the Breach (or inability to repeat the relevant Sellers’ Warranty) by Title Insurance or other insurance on the terms acceptable to the Purchaser, to the extent such coverage is available on reasonable commercial terms;

7.1.2.
execution of new leases and amendments to the Leases if consented by the Purchaser in accordance with this Agreement, except new leases described in Schedule 7.1.2 in which case the consent of the Purchaser is not required,

7.1.3.	delivery of new Collateral Documents and/or payment of a Tenant Deposits (as the case may be),

7.1.4.	increase or decrease of a given Tenant’s arrears in payment, as currently indicated in Schedule 7.1.4,

7.1.5.	increase or decrease of the outstanding Tenant Fit-Out and Tenant Incentives,

7.1.6.
liabilities resulting from existing Service Agreements and Utility Agreements as well as new Service Agreements and Utility Agreements and other agreements (including agreements for the performance of fit-out works) that the Sellers enter into or amend prior to the Closing Date, in order to conduct its activities related to the Enterprises in accordance with the normal course of business, understood as conducting activities diligently and prudently in the ordinary course consistent with past practice (taking into account the factual state described in the application for the tax ruling referred to in Section 9.1.1) and ensure the daily management of the Properties,

7.1.7.
delivery of new Construction Guarantees and/or delivery of new security instruments securing Construction Guarantees (new and existing) and/or replacement of existing security instruments securing existing Construction Guarantees with new security instruments (e.g., replacement of cash retention with a bank guarantee and vice versa) (as the case may be);

7.1.8.	a default by a Tenant under any Lease or contractor under the Service Agreements or the Utility Agreements, or an insolvency by a Tenant or a contractor occurring after the date of this Agreement;

7.1.9.
any action taken by the Sellers in respect to the Enterprises not prohibited by or otherwise in contravention of the terms of this Agreement to the extent it does not (i) affect the Title Insurance or R&W Insurance, (ii) materially affect, prevent, delay or increase the cost of the completion of the Transaction or (iii) decrease the value of the Property or any right, receivable or asset to be acquired as part of the Enterprise; and

7.1.10.
other events that have first arisen since the date hereof that would result in any breach or inaccuracy of the Seller’s Warranties if made without modification in the Final Agreements that have been disclosed in writing to the Purchaser prior to the Closing Date.

7.2.	In the Final Agreements, the Purchaser shall repeat as of the Closing Date all the Warranties made to the Sellers in Section 6 and represent that they are true and correct.

7.3.
The Warranties made by the Sellers in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. The Sellers disclaim any such other or implied representations or warranties (including all statutory warranties that may arise under Polish law), notwithstanding the delivery or disclosure to Purchaser or its officers, directors, employees, agents or representatives of any offering memorandum or other documentation or information (including any pro forma financial information, supplemental data or financial projections or other forward looking statements).

7.4.
Authorized Qualifications (unless such arises from circumstances for which any of the Sellers is liable as a result of fraud or willful misconduct) shall not constitute a default by the Sellers or a failure of a Condition precedent to the Closing.

8.	PRELIMINARY SALE AGREEMENT

8.1.	Subject to fulfilment of Conditions, the Parties hereby undertake to conclude 5 (five) Final Agreements, one for each Enterprise, pursuant to which:

8.1.1.
Seller 1 shall sell, assign and transfer to the Purchaser the Enterprise Będzin (including among other things the ownership right and the right of perpetual usufruct to each of the Land Będzin and ownership of the Buildings Będzin and Structures Będzin) and the Purchaser shall purchase, assume and acquire the Enterprise Będzin (including among other things the ownership right and the right of perpetual usufruct to each of the Land Będzin and ownership of the Buildings Będzin and the Structures Będzin) from the Seller 1, for the Price set forth in Section 12 below;

8.1.2.
Seller 2 shall sell, assign and transfer to the Purchaser the Enterprise Sosnowiec (including among other things the ownership right to each of the Land Sosnowiec and ownership of the Buildings Sosnowiec and the Structures Sosnowiec) and the Purchaser shall purchase, assume and acquire the Enterprise Sosnowiec (including among other things the ownership right to each of the Land Sosnowiec and ownership of the Buildings Sosnowiec and the Structures Sosnowiec) from Seller 2, for the Price set forth in Section 12 below;

8.1.3.
Seller 3 shall sell, assign and transfer to the Purchaser the Enterprise Wrocław (including among other things the ownership right to each of the Land Wrocław and the right of perpetual usufruct to each of the Land Wrocław and ownership of the Buildings Wrocław and the Structures Wrocław) and the Purchaser shall purchase, assume and acquire the Enterprise Wrocław (including among other things the ownership right to each of the Land Wrocław and ownership of the Buildings Wrocław and the Structures Wrocław) from Seller 3, for the Price set forth in Section 12 below;

8.1.4.
Seller 4 shall sell, assign and transfer to the Purchaser the Enterprise Okęcie (including among other things the ownership right to each of the Land Okęcie and ownership of the Buildings Okęcie and the Structures Okęcie) and the Purchaser shall purchase, assume and acquire the Enterprise Okęcie (including among other things the ownership right to each of the Land Okęcie and ownership of the Buildings Okęcie and the Structures Okęcie) from Seller 4, for the Price set forth in Section 12 below;

8.1.5.
Seller 5 shall sell, assign and transfer to the Purchaser the Enterprise Annopol (including among other things the ownership right to each of the Land Annopol and ownership of the Buildings Annopol and the Structures Annopol) and the Purchaser shall purchase, assume and acquire the Enterprise Annopol (including among other things the ownership right to each of the Land Annopol and ownership of the Buildings Annopol and the Structures Annopol) from Seller 5, for the Price set forth in Section 12 below.

8.2.	Subject to the Conditions, the appearing persons acting in the name and on behalf of the Purchaser, undertake to purchase and assume from the Sellers in the Final Agreements:

8.2.1.	rights and obligations comprising the Enterprise Będzin free from any Encumbrances, save for the Permitted Encumbrances, for the Price Będzin;

8.2.2.	rights and obligations comprising the Enterprise Sosnowiec free from any Encumbrances, save for the Permitted Encumbrances, for the Price Sosnowiec;

8.2.3.	rights and obligations comprising the Enterprise Wrocław free from any Encumbrances, save for the Permitted Encumbrances, for the Price Wrocław;

8.2.4.	rights and obligations comprising the Enterprise Okęcie free from any Encumbrances, save for the Permitted Encumbrances, for the Price Okęcie;

8.2.5.	rights and obligations comprising the Enterprise Annopol free from any Encumbrances, save for the Permitted Encumbrances, for the Price Annopol

9.	CONDITIONS

9.1.	The Sellers and the Purchaser shall execute the Final Agreements, subject to the satisfaction or waiver of the following Conditions:

9.1.1.	tax rulings (Polish: indywidualne interpretacje podatkowe) having been issued by the relevant tax authority, pursuant to the joint applications that will be filed by:

(a)
Seller 1 and Purchaser 1 and confirming that: (i) the sale of a set of tangible and intangible assets comprising the Enterprise Będzin constitutes a sale to the Purchaser 1 of the Seller 1 enterprise within the meaning of the VAT Act and thus, as such, is outside the scope of the taxation with the VAT;

(b)
Seller 2 and Purchaser 2 and confirming that: (i) the sale of a set of tangible and intangible assets comprising the Enterprise Sosnowiec constitutes a sale to the Purchaser 2 of the Seller 2 enterprise within the meaning of the VAT Act and thus, as such, is outside the scope of the taxation with the VAT;

(c)
Seller 3 and Purchaser 3 and confirming that: (i) the sale of a set of tangible and intangible assets comprising the Enterprise Wrocław constitutes a sale to the Purchaser 3 of the Seller 3 enterprise within the meaning of the VAT Act and thus, as such, is outside the scope of the taxation with the VAT;

(d)
Seller 4 and Purchaser 4 and confirming that: (i) the sale of a set of tangible and intangible assets comprising the Enterprise Okęcie constitutes a sale to the Purchaser 4 of the Seller 4 enterprise within the meaning of the VAT Act and thus, as such, is outside the scope of the taxation with the VAT;

(e)
Seller 5 and Purchaser 5 and confirming that: (i) the sale of a set of tangible and intangible assets comprising the Enterprise Annopol constitutes a sale to the Purchaser 5 of the Seller 5 enterprise within the meaning of the VAT Act and thus, as such, is outside the scope of the taxation with the VAT;

9.1.2.	The Anti-Monopoly Clearance has been obtained by the Purchaser;

9.1.3.
In respect of the assumption of rights and receivables related to the Leases assigned by the Sellers to the Existing Lender by virtue of the Agreements on Assignment of Receivables or otherwise, that such rights and receivables are reassigned by the Existing Lender to the Sellers;

9.1.4.	The Existing Lender’s Consent has been obtained and provided to the Purchaser;

9.1.5.
Subject to Section 7, and expect for Authorized Qualifications (unless they arise from circumstances for which any Seller is liable as a result of fraud or wilful misconduct), Sellers’ Warranties shall be true and correct in all material respects as of the Closing as if remade on the Closing Date.

9.2.	The Parties confirm that despite the fact that certain Conditions may depend on the Parties’ actions, all Conditions are conditions precedent within the meaning of Article 89 of the Civil Code and none of them is a condition dependent on, respectively, either the Sellers or Purchaser (Polish: warunek potestatywny).

9.3.
The payments related to the Closing shall take place in accordance with the provisions of this Section 9 and Section 11 on the date that is the 20 (twenty) Business Days from the date on which all of the Conditions set forth in Section 9.1 are satisfied (the “Closing Date”). If Closing does not occur on or before the Long Stop Date, this Agreement shall expire on the Long Stop Date. Upon any Party becoming aware of the satisfaction of any Condition set forth in Section 9.1, such Party shall promptly notify the other Parties hereto.

9.4.
The Sellers shall send to the Purchaser a Closing Notice within 2 (two) Business Days after the satisfaction of the last of the Conditions referred to in Section 9.1 If the Sellers fails to send a Closing Notice to the Purchaser in accordance with the directly preceding sentence, the Purchaser may send to the Sellers a Closing Notice. The Closing shall take place in the offices of Dentons Europe Dąbrowski i Wspólnicy sp.k. at 10.00 am CET on the Closing Date or at such other time and location as the Parties agree.

9.5.	The Parties shall keep each other promptly informed about the status of the satisfaction of the Conditions.

10.	ANTI-MONOPOLY CLEARANCE

10.1.
Not later than 5 Business Days after signing of the Agreement, the Purchaser or its Affiliates shall submit to the Polish Office of Competition and Consumer Protection (UOKiK) the Anti-Monopoly Approval Applications, prepared by the Purchaser and at its sole cost (with no cost for the Sellers, however the Purchaser is not bound to cover any costs of the Sellers’ advisors reviewing draft applications attached hereto), , for the purpose of obtaining an anti-monopoly clearance necessary for the purposes of consummating the Transaction and shall diligently and expeditiously prosecute, and shall co-operate fully with the Sellers in the prosecution of the Anti-Monopoly Approval Application.

10.2.
The Parties agree that all requests and enquiries from the regulatory body filed in relation to Anti-Monopoly Approval Application shall be dealt with by the Parties in consultation with each other and the Parties shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so. No Party shall take actions that it is aware of or should reasonably be aware of that would have the effect of delaying, impairing or impeding the receipt of the Anti-Monopoly Clearance. For the avoidance of doubt, nothing in clause 10 shall be deemed or construed to create an obligation on the Purchaser or its Affiliates to take any actions with respect to any assets, businesses or other interests held by the Purchaser or its Affiliates other than the Enterprises.

10.3.	The Purchaser and the Sellers shall use all reasonable efforts to obtain the Anti-Monopoly Clearance as soon as practicable after the date of this Agreement.

10.4.
If the Anti-Monopoly Clearance stipulates conditions (the “Conditional Anti-Monopoly Clearance”), including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of either the Purchaser or the Purchaser’s Affiliates, (ii) terminating existing relationships, contractual rights or obligations of either the Purchaser or the Purchaser’s Affiliates or (iii) requiring that one or more of the Properties must be excluded from the transaction contemplated hereunder, then the Purchaser will carefully consider the conditions imposed in the Conditional Anti-Monopoly Clearance and:

10.4.1.	will promptly notify the Sellers as to whether the Purchaser considers the Condition set out in Section 9.1.2 unfulfilled thus the Closing will not occur, or

10.4.2.
will promptly notify the Sellers that the Purchaser accepts the conditions imposed in the Conditional Anti-Monopoly Clearance and consider the Condition set out in Section 9.1.2 fulfilled (at Purchaser’s discretion), provided, that, if such condition requires the Purchaser not to acquire any of the Enterprises or part thereof (including a Property), such exclusion of the Enterprise or part thereof shall reduce the obligation of the Purchaser to pay the entire Price (pursuant to Section 12) by the Allocated Enterprise Value of the relevant Enterprise; provided, further, that in such case, but not as the condition to the Closing, the Parties will commence good faith discussions in order to modify the terms of the Transaction to allow the Sellers to dispose of Enterprises or parts thereof (including a Property) being subject to exclusion pursuant to the Conditional Anti-Monopoly Clearances in favour of the Purchaser or any third party purchaser pre-agreed with the Purchaser.

11.	PRE-CLOSING ACTIONS; CLOSING RELATED ACTIONS

11.1.
Not later than 10 (ten) Business Days prior to the Closing Date, the Purchaser shall deliver to the Sellers the originals of the Certificates. Subject to the following sentence, if any Certificate states that any of the Sellers owes any amount to the issuer of such a Certificate, the Sellers procure and deliver to the Purchaser as soon as possible a new Certificate), confirming that no amount is due by any of the Sellers to the issuer thereof. If the Purchaser delivers to the Sellers the originals of the Certificates after the date falling 10 (ten) Business Days prior to the Closing Date and any Certificate states that any of the Sellers owes any amount to the issuer of such a Certificate, the Sellers shall either procure and deliver to the Purchaser as soon as possible a new Certificate confirming that no amount is due by any of the Sellers to the issuer thereof, or the Sellers shall deliver to the Purchaser a confirmation of payment of the amount(s) that the given Seller owed to the issuer(s) of the Certificate(s). Within 5 (five) Business Days from the date hereof, the Sellers will grant to the Purchaser relevant powers of attorney to obtain the Certificates. The Sellers will also provide the Purchaser with all statements, consents and declarations of the Sellers required, as the case may be, for the Purchaser to apply for and collect the Certificates.

11.2.
The Sellers shall procure that, not later than 5 (five) Business Days before the Closing Date, the Existing Lender issues the Pay-Off Letter confirming, among others, the Total Pay-Off Amount and that upon the Existing Lender obtaining the Total Pay-Off Amount, all Encumbrances established in favour of the Existing Lender other than the rights and receivables related to the Enterprises assigned by the Sellers prior to the Closing in accordance with Section 9.1.3 shall expire.

11.3.	At the Closing, the following actions shall occur as set forth below:

11.3.1.	The Purchaser shall sign the Final Agreements

11.3.2.
the Sellers shall deliver to the Purchaser an irrevocable, conditional, power of attorney granting the authorisation to the Purchaser to sign of Sellers' behalf the Final Agreement, if the bank transfers as indicated in 11.3.3 and 11.3.4 have been made and the bank transfer confirmation have been presented to the Sellers, and the Sellers fail to sign the Final Agreements immediately afterwards;

11.3.3.
The Sellers and the Purchaser shall sign the Joint Release Instruction and shall deliver the Joint Release Instruction to the Escrow Agent. The Escrow Agent, based on the Joint Release Instruction, shall transfer the Deposit in favour of the Existing Lender to the bank accounts indicated in the Pay-Off Letter and pursuant to the Joint Release Instruction,;

11.3.4.
The Purchaser shall transfer the remaining part of the Price in EUR (i) in favour of the Existing Lender to the bank accounts indicated in the Pay-Off Letter in an amount equal the balance due under the Pay-Off Letter as reduced by the Deposit, and (ii) to the Sellers' Bank Accounts with respect to the remaining part;

11.3.5.	The Sellers shall sign the Final Agreements;

11.3.6.	The Notary shall file the application to disclose change of the ownership/perpetual usufruct right to the Properties;

11.3.7.	The possession of the Enterprises shall be transferred to the Purchaser and the Sellers and the Purchaser shall execute a handover protocol in this respect.

11.3.8.	The Sellers and Purchaser shall take actions necessary to change the authorized signatories for all the bank accounts maintained under the Bank Accounts Agreements.

11.3.9.
On the Closing Date, the Sellers shall deliver to the Purchaser the originals of the Documentation described in the list attached hereto as Schedule 11.3.6. The Documentation listed in Schedule 11.3.6 may be supplemented with additional documents gathered by the Sellers by the Closing Date. The remaining Documentation shall be handed over to the Purchaser within 14 (fourteen) Business Days from Closing Date and the list of such remaining Documentation will be prepared by the Sellers and verified by the Purchaser and its advisors between the date of this Agreement and the Closing Date. Each handover of the Documentation will be confirmed by a separate handover protocol.

11.3.10.
All of the insurance policies set forth on Schedule 5.24.1 shall have been terminated effective as of the Closing at no cost or liability to the Purchaser or the Enterprises and the Sellers shall deliver to the Purchaser reasonable evidence thereof;

11.3.11.
The Sellers shall prepare and afterwards the Sellers and the Purchaser shall execute notifications to the Tenants informing them about the new landlord under the Leases. The Purchaser shall deliver these notifications to the Tenants within 5 (five) Business Days from the Closing Date. If a Lease provides for a Collateral Document, the notification to a Tenant, relevant Seller shall provide for information that the rights under such Collateral Document were assigned to the Purchaser and the Purchaser assumed an obligation to return the Collateral Document to a Tenant in accordance with the provisions of respective Lease. If a Lease provides for a Tenant Deposit, the notification to a Tenant, respective Seller shall provide for information that the Purchaser assumed an obligation to return the Tenant Deposit to a Tenant in accordance with the provisions of respective Lease. In the Final Agreements, the Purchaser shall indemnify the Sellers against any liability to Tenants who paid the Tenant Deposits for their returns solely to the extent the Purchaser actually receives such Tenant Deposits at the Closing.

11.3.12.
The Sellers and Purchaser shall execute all required notifications (which shall be prepared by the Sellers in form and substance reasonably satisfactory to the Purchaser) to Persons that have issued or countersigned any documents or agreements transferred to the Purchaser as part of the Enterprises, including the Collateral Documents, the Construction Guarantees, the Service Agreements and the Utility Agreements informing such Persons about assignments of rights effected under the Final Agreements. The Purchaser shall deliver these notifications to the relevant issuers within 5 (five) Business Days from the Closing Date.

11.3.13.
Where the consents and actions referred to in Section 13.5 have not been obtained or taken prior to the Closing Date, the Sellers and the Purchaser undertake to cooperate in order to obtain such consent or take another action. With respect to the obligations in the Service Agreements and the Utility Agreements such other action may include terminating any non-transferred agreements and arranging for new contracts to be entered into by the Purchaser.

11.3.14.
In the Final Agreements the Purchaser shall undertake that if, after the Closing, any third party raises any claim arising from events occurring following Closing against the Sellers in connection with obligations from agreements transferred to the Purchaser as part of the Enterprises (due to the lack of releasing the Sellers from such obligations according article 519 § 2 of the Civil Code) the Purchaser shall indemnify and hold the Sellers harmless on an after tax basis, based on the risk principle (Polish: zwolni z odpowiedzialności i naprawi szkodę), without any recourse claims, against any liability to such third parties.     All the above notices will be prepared and sent by the Purchaser at his own expense and risk.

12.	PRICE

12.1.	The Parties shall indicate in the Final Agreements purchase prices for each Enterprise separately i.e.:

12.1.1.	purchase price for the Enterprise Będzin (“Price Będzin”),

12.1.2.	purchase price for the Enterprise Sosnowiec (“Price Sosnowiec”),

12.1.3.	purchase price for the Enterprise Wrocław (“Price Wrocław”),

12.1.4.	purchase price for the Enterprise Okęcie (“Price Okęcie”),

12.1.5.	purchase price for the Enterprise Annopol (“Price Annopol”), jointly referred to as the “Price”.

12.1.6.
The Price shall be calculated for the purpose of the Final Agreements in accordance with the formula set out in Schedule 12.1 (which shall include the allocation of the Price as attributable to the Land, Building, Structures, Assigned Receivables and other items) (the “Price Formula”). The value of particular elements of each Enterprise will be indicated in a Schedule to the Final Agreements. The Parties shall cooperate in the calculation of the Price, including with respect to the calculation of the variable components of the Price Formula and the items set forth in Section 12.1.7, with respect to which such cooperation the Sellers shall promptly provide the Purchaser with all reasonable documentation and relevant information relevant to the calculation of the Price.

12.1.7.	The following rules shall apply to the Price Formula:

(a)	The Sellers shall bear the costs of the Tenant Incentives outstanding on the Closing Date;

(b)
The Purchaser shall benefit from the rents under the Leases for the Closing Month following (but excluding) the Closing Date. The Sellers will issue invoices to the Tenants for whole Closing Month (in the case of the Lease with Carrefour Polska sp. z o.o., due to specifics of such Lease, also for the month following the Closing Month) and collect rents for the whole Closing Month (in the case of the Lease with Carrefour Polska sp. z o.o. – also for the month following the Closing Month) and the Price shall be accordingly decreased by those amounts;

(c)
The Purchaser and the Sellers shall reconcile service charges for the ongoing period (in case of the Closing in 2018 from 1 January 2018) until the last day of the Closing Month (assuming the Sellers collect all the service charges for the Closing Month) and any shortfall shall be paid to the Sellers by the Purchaser and any excess shall be paid to the Purchaser by the Sellers within 3 (three) months after the Closing Month, as per the reconciliation provided for in Section 12.2.5 through Section 12.2.7.

(d)
The Price shall be increased by: (i) the amount of Cash held on accounts of the Enterprises opened according to the Bank Accounts Agreements (which shall not exceed EUR 20,000 per Enterprise), taken over by the Purchaser, (ii) pre-paid perpetual usufruct fees for the Land Będzin and the Land Wrocław for the period starting from the day after the Closing Day until 31 December 2018, (iii) the nominal value (including VAT but excluding any VAT for which the Purchaser are required to account to the applicable Governmental Entity) of the Assigned Receivables assigned to the Purchaser (other than Tenant Deposits).

(e)	The Price shall be decreased by the amount of the Sellers’ Insurance Premium Contribution.

12.2.	Other settlements

12.2.1.	Deposit.

(a)
Pursuant to the Escrow Accounts Agreement, the Escrow Agent shall maintain for the Purchaser an escrow account in EUR for the Price (including the Deposit) (the “Escrow Account”). Within 2 (two) Business Days after the date hereof, the Purchaser shall deposit (or procure the deposit of) the Deposit on the Escrow Account, which will be held in escrow by the Escrow Agent pursuant to the terms of the Escrow Accounts Agreement as security for the performance by the Purchaser of their obligations under this Agreement. If the Purchaser fail to deposit all or any portion of the Deposit within the time period described above, this Agreement shall automatically terminate, and if this Agreement terminates, the German Sale Agreement shall also automatically terminate. The Deposit shall be (i) paid to the Sellers at the Closing hereunder or (ii) otherwise disbursed as provided herein.

(b)
In all circumstanced under this Agreement, the Deposit shall be release based on the Joint Release Instruction or court decision or arbitration award (according to the procedure described in the Escrow Accounts Agreement). Each Party agrees and covenants to promptly deliver any Joint Release Instruction to the Escrow Agent as is required to effect the release of the Deposit in accordance with the terms of this Agreement.

12.2.2.	All costs related to the maintenance of the Escrow Account (including negative interests) will be covered by the Purchaser.

12.2.3.
All risks relating to the Enterprises shall pass to the Purchaser upon the execution of the Final Agreements, however for any defects of any Enterprise between signing of this Agreement and the Closing Date, the Sellers will only be liable to the extent that the risk is not covered by an existing insurance policy or in the case of an intent or gross negligence.

12.2.4.
The Sellers shall be responsible for the payment of all operating expenses (including cost resulting from the Property Management Agreements) relating to the Properties for the period from 1 January 2018 until the last day of the Closing Month, to the extent invoices for such operating costs are issued and delivered to the Sellers prior to the reconciliation of service charges pursuant to Section 12.2.5. Those operating expenses shall be part of the reconciliation pursuant to Section 12.2.5. Charges for utilities delivered to the Properties shall be paid by the Sellers until the Closing Date (inclusive) – according to the meters. Seller 1 shall cover all costs resulting from the agreement indicated in Section 3.1.20 until the Closing Date (inclusive).

12.2.5.	The Parties shall reconcile the service charges and charges for utilities delivered to the Properties, collected from the Tenants under the Leases for the period from 1 January

2018 until the last day of the Closing Month or the Closing Date (if the costs are borne by the Sellers until the Closing Date) with the actual operating costs paid by the Sellers or due from the Sellers for that period. The reconciliation procedure is attached as Schedule 12.2.5.

12.2.6.
With respect to all invoices for costs of utilities delivered to the Properties for periods following the Closing (other than those included in the reconciliation described in Section 12.2.5) that the Sellers receive after the Closing Date, I Sellers shall cause the issuer to annul any such invoices and issue new invoices to the Purchaser.

12.2.7.
If it turns out that the Cash (other than the Tenant Deposits) transferred to the Purchaser as part of the Enterprises differed from the amount of the Cash included in the calculation of the Price and indicated in the Final Agreements (the “Amount of Cash”), then (i) if there is a surplus, the Purchaser will be obliged to pay the Sellers the surplus over the Amount of Cash within 5 (five) Business Days from the Closing Date to Sellers’ Bank Account, and (ii) if there is a deficit, the Sellers will be obligated to pay the Purchaser the deficit below the Amount of Cash within 5 (five) Business Days from the Closing Date to the Purchaser’s Bank Account (in each case, amounts expressed in PLN shall be recalculated into EUR using the average PLN/EUR exchange rate published by the National Bank of Poland on the Business Day directly preceding the Closing Date).

12.2.8.
For a period of 12 (twelve) months following Closing, the Purchaser shall transfer to the Sellers (or their respective Affiliates) any amounts received from the Tenants (by mistake or otherwise) on account of: (i) the rent for the period until the Closing Date (inclusive) and (ii) service charges for the period until the last day of the Closing Month, unless such payment was made by the Tenants on account of any of the Assigned Receivables or was not due to the Sellers, and the Sellers shall transfer to the Purchaser any amounts received from the Tenants (by mistake or otherwise) on account of: (i) the rent for the period after the Closing Date and (ii) service charges for the period after the last day of the Closing Month. Any of the foregoing amounts received by the Purchaser shall be applied in the following order of priority (without duplication): (i) first, to rent and service charges due and payable by the applicable Tenant with respect to all periods after Closing, and (ii) second, to rent and service charge arrearages owing by the applicable Tenant with respect to all periods on or prior to Closing. The applicable Party shall transfer any such amounts to the other Party within 15 (fifteen) Business Days from the receipt thereof.

13.	COVENANTS OF THE PARTIES

13.1.	Prior to the Closing Date, without the Purchaser’s prior written consent (to be given in the Purchaser’s sole discretion), the Sellers shall not:

13.1.1.
subject to Section 13.2, enter into, amend, terminate, or waive or forgive any rights under any agreement or increase existing or incur new liabilities (including contingent liabilities) relating to the Enterprises (excluding Leases) other than in the ordinary course of business consistent with past practice;

13.1.2.
enter into any new Leases (except leases listed in Schedule 7.1.2), enter into any amendments (including, for the avoidance of doubt, the Lease annex described in Section 13.5.5, provided, that such consent to the execution of the Lease annex described in Section 13.5.5 shall not be unreasonably withheld or delayed), waivers, expansions or renewals of, or grant any consent under, existing Leases or terminate any Lease, provided that, in such cases, the Purchaser’s prior written consent shall not be unreasonably withheld, delayed or conditioned;

13.1.3.	transfer, purchase or create any Encumbrance over any of the rights and/or receivables (including but not limited to the Properties and the Leases) to be assignable to the

Purchaser within the Enterprises in accordance with this Agreement, except for those Encumbrances created by operation of law;

13.1.4.	dispose of, or undertake to dispose of the Enterprises or a part thereof to any Person;

13.1.5.
in respect of any Property, (i) grant consent to any assignment, sublease or waiver under a Lease or (ii) deliver any notice of default or other material notice under a Lease, other than default notices in relation to unpaid rent as part of ordinary course arrears management (provided such default notice shall not terminate or threaten termination of such Lease) and in the ordinary course of business consistent with past practice;

13.1.6.
in relation to each Seller, transfer, grant an option over or otherwise dispose of or purchase, take an option over or otherwise acquire any material asset, undertaking or business, however only to the extent such assets constitute or would constitute part of an Enterprise;

13.1.7.	agree to any waiver, release or cancellation of any claims or debt to the detriment of the relevant Seller, however only to the extent such claims of debt constitute part of an Enterprise;

13.1.8.	discontinue or otherwise change its practices to collect its receivables and to pay its accounts payable with respect to each Enterprise;

13.1.9.
settle any insurance claim or amend or vary any insurance policy, in each case, in relation to any of the Properties, except for a renewal of the existing insurance policies in relation to the Properties on materially the same terms in case the Closing Date is postponed beyond the date of termination of such insurance policy

13.1.10.	enter into any agreement or commitment to do any of the above, however only to the extent such commitment relates to an Enterprise;

13.1.11.	make, perform any other actions that may have, or permit occurrence of a Material Adverse Change;

13.1.12.
make, agree to make, and permit to make anything that could reasonably be expected to result in any of the Sellers’ Warranties being untrue or incorrect, or any of the Conditions not having been satisfied; or

13.1.13.	apply for any construction permit, make any notification about the intention to perform the construction works in relation to any Property;

13.1.14.	take any steps to implement any litigation against any Tenant or a third party (in relation to the Enterprise) (if applicable).

13.2.
Notwithstanding the above, the Sellers shall conduct its activities related to the Enterprises in accordance with the normal and ordinary course of business without any material interruption, understood as conducting activities and continuing to operate, manage and maintain the Enterprises diligently and prudently, consistent with good real estate management practice and in substantially its present state and physical condition (taking into account the factual state described in the application for the tax rulings referred to in Section 9.1.1) and which activity does not have an objectively negative impact on the business and operations of the Enterprises, in particular the Sellers shall be entitled, without the Purchaser’s prior written consent, to enter into new Service Agreements and Utility Agreements and other agreements (including agreements for the performance of fit-out works) which are required to conduct its activities related to the Enterprises in accordance with the normal course of business and to ensure the daily management of the Properties. The Sellers will comply with its obligations under any of their existing contracts related to the Enterprises and the applicable legal and administration requirements in connection with the Enterprises.

13.3.
Prior to the sale of the Enterprises, the Sellers shall not terminate currently maintained insurance relationships for the Enterprises, including the Properties, and shall pay all related insurance premiums required to ensure the effective insurance coverage for the Properties up to its full reinstatement value.

13.4.
The Sellers shall: (i) provide such information regarding the Enterprises as the Purchaser may reasonably require; (ii) promptly notify the Purchaser and supply copies of any correspondence with the Tenants connected with the Leases, which is related to the invalidation, ineffectiveness, termination, rent reduction or re-negotiation of any of the Leases, as well as a breach and will provide information on any circumstances which may lead to consequences; and (iii) notify the Purchaser about any material changes to the status of the Enterprises, including the Property, in comparison to the status as of the date of this Agreement.

13.5.	Prior to the Closing Date, the Sellers shall:

13.5.1.
use best efforts to obtain all necessary consents from the parties to the Collateral Documents, the Construction Guarantees and collaterals of such Construction Guarantees, the Service Agreements and the Utility Agreements in respect of their transfer to the Purchaser and the release of the Sellers from all obligations related to such agreements (according article 519 § 2 of the Civil Code), provided, that, if the Sellers fail to deliver the relevant consent for transfer to the Purchaser of any of the Collateral Documents or Construction Guarantees, then the Sellers shall by liable for the payment of all amounts under each such Collateral Document and Construction Guarantee until each such Collateral Document and Construction Guarantee has been established in favour of the Purchaser pursuant to the relevant Lease or contract;

13.5.2.	take any other action required for the effective transfer to the Purchaser of the agreements referred to in Section 13.5.1 and permits (notifications) referred to in Section 13.1.5;

13.5.3.	inform the Purchaser promptly when any of the consents referred to in Section 13.5.1 have been declined;

13.5.4.
confirm to the Purchaser in writing (including in the form of an e-mail confirmation signed by the authorized person of the Tenants) that all defects indicated in handover protocols listed in Schedule 13.5.4 are removed; and

13.5.5.	use best efforts to sign an annex to the Lease with Johnson & Johnson prolonging the lease term for at least 3 (three) additional years.

13.6.
The Purchaser and/or its technical advisor will be entitled to inspect the Properties upon prior written notification delivered to the Sellers not later than 3 (three) Business Days prior to the inspection and on the date indicated in such notification (provided that such date shall fall on a Business Day). The Purchaser shall not overuse its right to request such inspections and such inspection shall not adversely affect the operation of the Properties and rights of the Tenants.

13.7.
The Sellers shall complete at their cost any fit out and works in accordance with the Leases as listed in Schedule 13.7 and remedy any defects therein prior to the Closing. If any such fit out or works may not be completed prior to the Closing, then the Sellers shall complete such fit out and/or works as soon as reasonably possible thereafter, but, in any event, no later than by the deadlines specified in the Leases or otherwise agreed with the Tenants. The Purchaser shall allow the Sellers to complete such fit out and works by allowing necessary access to the relevant parts of the relevant Properties after the Closing. When performing such fit out and works, the Sellers shall obey the relevant provisions of the applicable Leases regulating the conduct of the fit out and/or works. The Sellers shall be liable for any damage to any Property or Tenant caused by such fit out and works. If the relevant fit out and works require building permits or notifications of the works, the Parties shall agree in good faith on the most feasible solution to allow the completion of such fit out and works based on the existing or new permits or notifications.

13.8.
The Sellers shall cooperate with and assist the Purchaser with the preparation and filing of the water permit allowing for the extraction of ground water on plot 23/1 on Land Okęcie, which such obligation shall survive the Closing until the earlier of (i) the date on which the Purchaser obtains such permit and (ii) the date that is 2 (two) months from the Closing Date.

13.9.
Until the Closing Date the Parties will cooperate in relation to proceedings in front of the Mayor of Piekary Śląskie for the issuance of the decision on environmental conditions (as described in Schedule 5.10.1), in particular they will cooperate with the Sellers advisor (Dentons Europe Dąbrowski i Wspólnicy sp. k.) in respect of current correspondence with authorities.

13.10.
The Purchaser confirms that is familiar with remediation plan draft (Polish: projekt planu remediacji) prepared for the Sellers and plan of further actions related to filing the notification on the historical contamination of the soil surface and filing the application for the issuance of a decision approving the remediation plan for the Wrocław Property and accepts them. The Parties are going to procure that final decision approving the remediation plan is addressed to the Purchaser’s Affiliate;

13.11.
The Parties shall file the joint applications for Tax rulings (Polish: indywidualne interpretacje podatkowe) with each relevant Tax authority no later than within 15 (fifteen) Business Days after the date hereof.

14.	RIGHTS OF RESCISSION

14.1.	The Purchaser will only be entitled to rescind this Agreement jointly and only in relation to all of the Sellers and with respect to all Enterprises in the event where:

14.1.1.
a material default by any of the Sellers or a material default of the German Seller under the German Sale Agreement (solely to the extent closing thereunder has not occurred) occurs; provided, that, in either such event, the Purchaser may elect, by written notice to the Sellers within 5 (five) Business Days after the Closing Date, to (a) proceed to Closing to the extent reasonably practicable, in which case the Sellers shall not be entitled to refuse to proceed to Closing unless the Purchaser is in material default hereunder, or (b) postpone Closing to a date that is not later than 90 days following the Closing Date (but in no event beyond the Long Stop Date). If the Purchaser elects to postpone Closing pursuant to the provisions of this Section 14.1.1, the provisions of this Agreement shall apply as if references to the Closing Date are to such postponed date and time shall be of the essence for the purposes of such postponed Closing. Unless otherwise expressly required pursuant to this Agreement, in no event shall the Sellers be obligated to undertake any of the following: (A) change the condition of the Properties or restore the same after any fire or other casualty; (B) expend money or post a bond to remove or insure over any matter encumbering title to an Enterprise; or (C) expend any money to repair, improve or alter a Property or any portion thereof. For the purposes of this Section 14.1.1, a “material default by any of the Sellers” shall mean a default of the Sellers that results, or would result at Closing, in actual or potential losses (including a decrease in value of the Enterprises) to the Purchaser in excess of EUR 1,000,000 (one million Euro) with respect to each Enterprise, which such actual or potential losses shall be determined by Deloitte, provided, that, if Deloitte does not qualify as an independent third-party valuer in relation to the Parties at such time or otherwise refuses to undertake the valuation, the valuation shall be performed by an independent third-party valuer agreed upon by the Parties in good faith;

14.1.2.
the Sellers refuse to execute any of the Final Agreements despite all the Conditions having been satisfied or the Sellers do not attend any of the meetings on the Closing Date scheduled in accordance with the provisions of this Agreement for the purpose of the execution of the Final Agreements, despite the lapse of additional 15 (fifteen) Business Days grace period granted by the Purchaser (but in any case not longer than until the Business Day directly preceding the Closing Date); or

14.1.3.
due to any of the Sellers’ breach, the Escrow Agreement has been terminated by either of the Parties and the breach has not been remedied before the Closing Date, and no replacement escrow agreement has been entered into between the Purchaser, the Sellers and the replacement escrow agent; or

14.1.4.
a new Encumbrance has been created or permitted to be created over the Properties or any of the Leases, except for a new Encumbrance required to be created to the benefit of the Existing Lender in connection with the Existing Facility; or

14.1.5.
any of the Conditions is not satisfied by the date that is 20 (twenty) Business Days prior to the Long Stop Date (subject to postponement under Section 9.3) due to circumstances for which the Sellers are liable; or

14.1.6.	any of the Conditions is not satisfied by the Long Stop Date; or

14.1.7.	if the German Sale Agreement is terminated or rescinded; or

14.1.8.	in the circumstances described in Section 7.4 or Section 15

14.2.
The Purchaser will be entitled to exercise the above rescission right by jointly delivering a rescission notice to the Sellers until the date falling 5 (five) Business Days after the Closing Date (inclusive). The rescission notice may be drawn up in the simple written form (no notarial deed or notarised signatures form required), unless otherwise required by law. Upon a request of the Sellers, the Purchaser undertakes to deliver to the Sellers within 10 (ten) days of receipt of the Sellers’ request, any additional declaration in writing (with notarised signatures) reconfirming unconditional authority of the Sellers to demand deletion of entry of the claims resulting herefrom from each relevant Land and Mortgage Register Book.

14.3.
If the Purchaser has rescinded this Agreement on the grounds specified under Sections 14.1.1 through 14.1.8, in addition to the Purchaser delivering a rescission notice in accordance with Section 14.2, the Purchaser and the Sellers shall, or shall cause their respective Affiliates to, notify the Escrow Agent holding the Deposit and the escrow agent holding the German Deposit (as provided under the German Sale Agreement and solely to the extent closing thereunder has not occurred) and the Purchaser and its Affiliates shall be entitled to receive a refund of the Deposit and a refund of the German Deposit (if applicable), and no Party shall have any further obligations hereunder, other than obligations that expressly survive termination hereof.

14.4.
If the Purchaser has rescinded this Agreement on the grounds specified under Section 14.1.2 which arose due to reasons for which any of the Sellers is liable, the Sellers shall be liable jointly vis a vis the Purchaser for a contractual penalty amounting to EUR 4,000,000, payable to a bank account indicated by the Purchaser. The Purchaser and its Affiliates may not demand any other compensation from the Sellers exceeding the amount of the contractual penalty, other than the return of the Deposit and the German Deposit (as described above).

14.5.	The Sellers will only be entitled to rescind this Agreement jointly and with respect to all Enterprises in the event where:

14.5.1.	the German Purchasers fail to deposit all or any portion of the German Deposit within the time period described under the German Sale Agreement or the Purchaser fails to deposit all or any portion of the Deposit within the time period provided under this Agreement; or

14.5.2.
due to the Purchaser’s breach, the Escrow Agreement has been terminated by either of the Parties and the breach has not been remedied before the Closing Date, and no replacement escrow agreement has been entered into between the Purchaser, the Sellers and the replacement escrow agent; or

14.5.3.
any of the Conditions is not satisfied by the date that is 20 (twenty) Business Days prior to the Long Stop Date (subject to postponement under Section 9.3) due to circumstances for which the Purchaser is liable (intentional fault or gross negligence (Polish: wina umyślna lub rażące niedbalstwo)); or

14.5.4.
despite all the Conditions having been satisfied: (i) the Purchaser refuses to execute the Final Agreements, or (ii) the Purchaser does not attend any of the meetings on the Closing Date scheduled in accordance with the provisions hereof for the purpose of the execution of the Final Agreements, despite the lapse of the additional 15 (fifteen) Business Days grace period granted by the Sellers (but in any case not longer than until the Business Day directly preceding the Closing Date); or

14.5.5.	if the German Sale Agreement is terminated or rescinded.

14.6.
The Sellers will be entitled to exercise the above rescission right by jointly delivering a rescission notice to the Purchaser until the date falling 5 (five) Business Days after the Closing Date (inclusive). The rescission notice may be drawn up in the simple written form (no notarial deed or notarised signatures form required). In the circumstances described in Section 14.2, upon a request of the Sellers, the Purchaser undertakes to deliver to the Sellers within 10 (ten) days of receipt of the Sellers’ request, any requested declaration in writing (with notarised signatures) confirming unconditional authority of the Sellers to demand deletion of the entry of the claims resulting herefrom from each relevant Land and Mortgage Register Book.

14.7.
If the Sellers have rescinded this Agreement on the grounds specified under Section, 14.5.2 (however, only if (i) such applicable breach is caused by the Purchaser intentionally or as a result of fraud and (ii) the failure to enter into a replacement escrow agreement is caused by the Purchaser intentionally or as a result of fraud), 14.5.3, 14.5.4, or 14.5.5 (however, only to the extent the German Deposit shall be released to the German Sellers as a result of such applicable termination or rescission of the German Sale Agreement), then in addition to the Sellers delivering a rescission notice in accordance with Section 14.6, the Sellers and the Purchaser shall, or shall cause their respective Affiliates to, notify the Escrow Agent holding the Deposit and the escrow agent holding the German Deposit (as provided under the German Sale Agreement) and the Sellers and their Affiliates shall be entitled to receive a refund of the Deposit and a refund of the German Deposit, and no Party shall have any further obligations hereunder, other than obligations that expressly survive termination hereof.

14.8.
Notwithstanding the other provisions of this Section 14 and solely to the extent closing under the German Sale Agreement has not occurred, if the applicable Conditions are not satisfied due to a default by the Sellers or the Purchaser hereunder, then each party shall be entitled to exercise their respective remedies, including pursuant to Section 3.7 of the German Sale Agreement. Following the closing under the German Sale Agreement, in the event the Closing and the consummation of the transactions contemplated herein do not occur as provided herein (time being of the essence) by reason of any material default of the Purchaser hereunder (a “Purchaser Default”), the Purchaser and the Sellers agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. The Purchaser and the Sellers hereby agree that, in the event of a Purchaser Default, (i) an amount equal to the Deposit (the “Purchaser Default Amount”) is a reasonable estimate of the total net detriment the Sellers would suffer in the event of any such default and failure by the Purchaser to complete the purchase of the Enterprises, and (ii) provided that no Seller is in material default hereunder, the Purchaser Default Amount shall be paid to the Sellers and will be the full, agreed and liquidated damages for the default and failure of the Purchaser to complete the purchase of the Enterprises, and will be the Sellers' sole and exclusive remedy (whether at law or in equity) for any such default of the Purchaser resulting in the failure of consummation of the Closing hereunder, whereupon this Agreement will terminate, and the Sellers and the Purchaser will have no further rights or obligations hereunder, except with respect to obligations which expressly survive termination hereunder; provided, that, in the event the Purchaser Default Amount is paid other than directly from the Deposit, the Purchaser shall be entitled to a refund of the Deposit and the Sellers shall promptly at the request of the Purchaser deliver written notice to the Escrow Agent to effect such refund. The Purchaser hereby waives and releases any right to (and hereby covenant that they shall not) sue the Sellers or seek or claim a refund of the Purchaser Default Amount on the grounds it is unreasonable in amount and exceeds the actual damages of the Sellers.

14.9.	Except as expressly provided herein, the Deposit and payment and release thereof shall be governed by the applicable provisions of the German Sale Agreement.

14.10.
Notwithstanding the foregoing, nothing contained in this Section 14 will limit the Purchaser’s or the Sellers’ remedies at law, in equity or as herein provided in the event of a breach by other Party of any of its obligations hereunder which expressly survive Closing or under any of the Final Agreements, subject to the terms and provisions of this Agreement. The Sellers and the Purchaser each waive any right to sue the other for any consequential or punitive damages for matters arising under this Agreement (it being understood that the Sellers and the Purchaser each have waived the right to obtain incidental, special, exemplary or consequential damages in connection with any default of the Purchaser or the Sellers respectively, or otherwise.

14.11.
Notwithstanding the foregoing provisions of this Section 14, (i) a default by Sellers under this Agreement shall constitute a default by the German Sellers under the German Sale Agreement; (ii) a default by the German Sellers under the German Sale Agreement shall constitute a default by Seller under this Agreement; (iii) a default by the Purchaser under this Agreement shall constitute a default by German Purchasers under the German Sale Agreement; (iv) a default by German Purchasers under the German Sale Agreement shall constitute a default by the Purchaser under this Agreement; and (v) the non-defaulting party to this Agreement or the German Sale Agreement shall exercise the same remedies under both this Agreement and the German Sale Agreement. By way of clarification of clause (v) above, if the Sellers or the German Sellers are the defaulting parties, the Purchaser and the German Purchasers must enforce the same remedies under both this Agreement and the German Sale Agreement (i.e., the Purchaser and the German Purchasers must either both elect to terminate this Agreement and the German Sale Agreement, or exercise specific performance under both this Agreement and the German Sale Agreement, and if specific performance is not available under either this Agreement or the German Sale Agreement, then the Purchaser and the German Purchasers may only exercise its right to terminate both this Agreement and the German Sale Agreement). This Section 14.11 shall be null and void and shall not apply to any Party from and after the closing under the German Sale Agreement.

15.	MATERIAL ADVERSE CHANGE

15.1.
If, prior to the Closing Date, any of the Properties is destroyed or damaged by fire or other casualty or a Significant Action occurs, the relevant Seller will promptly give the Purchaser notice thereof.

15.2.
Where a Material Adverse Change occurs, the Purchaser will have the option to terminate this Agreement as to the related Enterprise and its relevant Seller upon notice to the relevant Seller given not later than fifteen (15) days after receipt of such Seller’s notice delivered pursuant to

Section 15.1. In the event of the termination of this Agreement with respect to an Enterprise, the Price shall be reduced by the Allocated Enterprise Value applicable to such Enterprise.

15.3.
Termination of this Agreement as to an Enterprise and its relevant Seller according to the Section 15.2 or Section 10.4.2 shall not terminate this Agreement as to the remainder of the Enterprises not so terminated pursuant to such sections. Notwithstanding the foregoing or anything in this Agreement or the German Sale Agreement to the contrary, if the aggregate amount by which the aggregate price for the Enterprises and the German Portfolio is reduced as a result of: (i) termination of this Agreement in relation to one or more Enterprises and its relevant Seller pursuant to Section 15.2 or Section 10.4.2 of this Agreement or (ii) termination of the German Sale Agreement as to one or more of the Owners (as defined in the German Sale Agreement) equals or exceeds 20% of the aggregate price for the Enterprises and the German Portfolio (based on the aggregate Allocated Enterprise Values and the Allocated Asset Value (as defined in the German Sale Agreement), each Party shall have the option, by written notice delivered to the other Party within five (5) Business Days of the most recent termination of any Enterprise and its relevant Seller pursuant to Section 15.2 or Section 10.4.2 of this Agreement or any Owner (as defined in the German Sale Agreement) pursuant to the German Sale Agreement, to terminate this Agreement in its entirety, in which case the Party terminating this Agreement shall also cause the German Sale Agreement to be terminated and the Purchaser and its Affiliates shall be entitled to receive a refund of the German Deposit and the Deposit (and all accrued interest thereon, if any) and no Party shall have any further obligations hereunder, other than obligations that expressly survive termination hereof.

15.4.
If (i) the Purchaser does not timely elect to terminate this Agreement as to an Enterprise that has suffered a Material Adverse Change or (ii) if the closing under the German Sale Agreement has occurred and a Material Adverse Change occurs thereafter, then the relevant Seller will not be obligated to repair such damage or destruction, but (a) at the Closing the relevant Seller shall assign and turn over to the Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of their respective right, title and interest therein) payable with respect to such damage or destruction or other casualty (excluding any proceeds of insurance that are payable on account of any business interruption, rental insurance or similar coverage intended to compensate the relevant Seller for loss of rental or other income from such Property attributable to periods prior to the Closing), and (b) the Parties will proceed to Closing pursuant to the terms hereof without abatement of the Price, except that the relevant Purchaser will receive a credit against cash due at Closing for the amount of the deductible on such insurance policy less any amounts expended by the relevant Seller to collect any such insurance proceeds or to make such repairs or to remedy any unsafe conditions at such Property, other than repairs which are the responsibility of Tenants under Leases.

15.5.
If less than a Significant Portion of a Property is damaged as aforesaid, or if all or a Significant Portion of any Enterprise is so destroyed or damaged but such damage does not constitute a Material Adverse Change, then the Purchaser shall not have the right to terminate this Agreement as to the related Enterprise and the relevant Seller will not be obligated to repair such damage or destruction, but (a) the relevant Seller will assign and turn over to the Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such damage or destruction or other casualty (excluding any proceeds of insurance that are payable on account of any business interruption, rental insurance or similar coverage intended to compensate the relevant Seller for loss of rental or other income from such Property attributable to periods prior to the Closing), and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Price, except that the relevant Purchaser will receive a credit against cash due at Closing for the amount of the deductible on such insurance policy less any amounts expended by the relevant

Seller to collect any such insurance proceeds or to make such repairs or to remedy any unsafe conditions at such Property, other than repairs which are the responsibility of Tenants under Leases.

15.6.
Following the closing under the German Sale Agreement, Section 15.2 and Section 15.3 shall no longer apply to the Transaction and, for the avoidance of doubt, no Party shall be entitled to terminate this Agreement as to an Enterprise and its relevant Seller or in its entirety, in each case, as the result of one or more Material Adverse Changes.

16.	INSURANCE AND INDEMNIFICATION

16.1.
Subject to limitations set forth in Section 16.3, the Sellers unconditionally and irrevocably undertake to fully indemnify and hold harmless the Purchaser, on a euro per euro basis, against the Losses (Polish: zwolni z odpowiedzialności oraz naprawi wszelkie szkody (w rozumieniu "Losses")) incurred by the Purchaser as a result of a Breach of any of the Sellers’ Warranties given in the Final Agreements. The liability of the Sellers for a Breach of any of the Sellers’ Warranties shall be construed on the “risk basis”, i.e. irrespective of whether or not a Breach of any of the Sellers’ Warranties was caused by the Sellers’ fault.

16.2.	Once the Closing takes place:

16.2.1.	the Sellers’ liability for a Breach of the Title Warranties given in the Final Agreements shall be excluded, and

16.2.2.	the Purchaser will be only entitled to raise any claims resulting from a Breach of any of the Title Warranties or the Other Warranties exclusively against the R&W Insurer or the Title Insurer.

16.3.	Limitations of the Seller’s liability shall be as follows:

16.3.1.	Purchaser’s Due Diligence.

1.
The Purchaser is not aware of any Breach of any of the Sellers’ Warranties. Subject to Section 16.3.1(b), the Sellers shall bear no liability, on whatever basis, for the Losses incurred by the Purchaser as a result of a Breach of any of the Sellers’ Warranties, if such Breach was Fully and Fairly Disclosed to the Purchaser and/or to the Purchaser’s advisors, as a part of the Due Diligence Materials.

2.	The Sellers shall not be able to exclude any liability arising from fraud or wilful misconduct.

16.3.2.
Time limitations. The Seller shall not be liable in respect of any claim for a Breach of any of the Other Warranties, unless the Purchaser delivers a written notice of a Breach of any of such Other Warranties to the Sellers or R&W Insurer (setting out the matter which gives rise to its claim) on or before the date that falls 36 (thirty-six) months from the Closing Date.

16.3.3.
Monetary limitations. The Sellers shall not be liable in respect of any Losses incurred by the Purchaser as a result of a Breach of any of the Warranties in any part exceeding the amount of EUR 1.00 (one Euro) or in relation to a Breach of any of the Other Warranties, provided that the overall liability of the Seller for one or more Breaches of any of the Sellers’ Warranties shall not exceed in aggregate the amount of EUR 1.00 (one Euro).

16.3.4.
No limitations. No limitation of the Sellers’ liability for the Breach of any of the Sellers’ Warranties applies to liability of the Sellers for the Breaches resulting from concealment, fraud or an intentional fault of any Seller.

16.4.
General provisions governing the liability. In the Final Agreements, pursuant to Article 558 of the Civil Code, the Sellers and Purchaser will exclude the liability of the Sellers under the statutory warranty for legal and physical defects of the Property and other assets to be acquired by the Purchaser pursuant to the Final Agreements.

16.5.	Sellers’ remedy.

16.5.1.
The Sellers hereby agree that the Purchaser shall not be liable to indemnify and hold harmless the Sellers from and against all the Losses incurred by the Sellers as a result of a Breach of any of the Purchaser’s Warranties given in the Final Agreements, unless the Sellers deliver a written notice of a Breach of any of the Purchaser’s Warranties to the Purchaser (setting out the matter which gives rise to its claim) on or before the date that falls 6 (six) months from the Closing Date. The Purchaser’s liability for the Losses incurred by the Sellers under the Final Agreements shall not exceed the amount corresponding to 10% of the Price of the relevant Enterprise.

16.5.2.
The Purchaser will indemnify and hold the Sellers harmless against any claims in the scope in which any Tenant raises a claim against the Seller available thereto (if applicable) on the basis of Article 679 of the Civil Code after the Closing Date.

16.6.	Mitigation of Losses. Each Party shall procure that all reasonable steps are taken to mitigate any Losses which might give rise to a claim against the other Party.

16.7.
Specific performance. None of the provisions of this Section 16 shall be construed to limit any Party’s right to seek specific performance (Polish: złożenie oznaczonego oświadczenia woli) of this Agreement.

16.8.
Specific limitation of liability. Neither the Sellers nor the Purchaser shall be liable in respect of any Losses incurred by the other group resulting from illegal actions or illegal omissions of such other group (i.e., the Sellers or Purchaser, as applicable).

16.9.
Sellers' breach of covenants. With respect to any claim for indemnification of the Purchaser arising from the breach or inaccuracy of any covenant of the Sellers hereunder, the Purchaser shall, prior to pursuing such indemnification, seek any applicable recourse under the R&W Insurance and the Title Insurance.

16.10.	Będzin Indemnity.

16.10.1.
The Purchaser acknowledges that it is aware of fact that there are administrative proceedings pending in respect of issuance of the new environmental permit (file no. ERś.6220.32.2012) regarding the Enterprise Będzin (“Permit”). According to: (i) the sale agreement concluded on 29 March 2012 between legal predecessor of Seller 1 and Prologis Poland XXI sp. z o.o. and Prologis Poland XXIX sp. z o.o. (both companies shall be referred to as the “Prologis Companies”) and (ii) indemnity agreement concluded on 12 December 2012 between the same parties (both agreements shall be referred to as the “Agreements”), the Prologis Companies are obliged to indemnify Seller 1 and hold it harmless on the risk basis against losses incurred by Seller 1 resulting from the events described in detail in the Agreements (“Prologis Indemnity”).

16.10.2.
Seller 1 undertakes to reimburse the Purchaser the costs of: (i) legal advisors being Dentons Dąbrowski and Wspólnicy sp. k. charged in connection with the Prologis Indemnity, (ii) administrative charges related to issuance of the Permit and (iii) implementation of solutions to be included in the final and non-appealable Permit, all incurred by the Purchaser due to: (i) refusal of the Prologis Companies to reimburse the costs incurred by the Purchaser and/or (ii) failure of the Prologis Companies to reimburse the costs incurred by the Purchaser within 90 days following delivery to the Prologis

Companies of a respective invoice; such costs shall be duly claimed by the Purchaser from the Prologis Companies based on the Agreements (“Costs”).

16.10.3.
Based on the indemnity referred to in Section 16.10.2, the Purchaser undertakes to claim from Seller 1 the reimbursement of the Costs in an amount not exceeding in aggregate EUR 625,000 and Seller 1 shall not be obliged to reimburse the Purchaser the Costs in an amount exceeding that amount.

16.10.4.
The indemnity referred to in Section 16.10.2 expires at the earlier of: (i) reimbursement by the Prologis Companies of EUR 20,000 or more as part of the Costs invoiced by the Purchaser after the Prologis Companies are notified about the sale of Bedzin Enterprise or (ii) delivery of explicit written acceptance of the assignment of the Prologis Indemnity from the Prologis Companies or (iii) 31 December 2019 or (iv) purchase of all rights and obligations in the partnership as referred to in Section 6.

16.10.5.
If: (i) the Prologis Companies refused to reimburse the Costs, claimed by the Purchaser from Prologis Companies based on the Agreements and/or (ii) failed to make that payments in due time, and Seller 1 made the payment under this indemnity, the Purchaser undertakes to reassign to Seller 1 rights, claims and receivables under the Agreements within 5 days following Seller 1’s request in order for Seller 1 to claim the same amount from the Prologis Companies.

16.10.6.
Upon request of the Purchaser, Seller 1 will make available all documents and information in possession of Seller 1 allowing to conduct legal, tax, financial and commercial due diligence of Seller 1 within 5 weeks from the Purchaser’ request. Upon request of the Purchaser, Seller 1 undertakes to procure that both shareholders of Seller 1 will transfer, each for EUR 1, all of their rights and obligations in the partnership (Seller 1) to the Purchaser and one of its Affiliates. The Purchaser’s option to request the transfer expires with the lapse of the 6th month following the Closing Date.

16.10.7.
The obligations of Seller 1 under the indemnity referred to in Section 16.10.2 and the obligations referred to in Section 16.10.6 shall be secured by a suretyship to be granted by one of Seller 1’s Affiliates. The entity granting the suretyship as well as suretyship itself will be agreed by the Parties in good faith prior to the Closing Date. The entity granting the suretyship shall have financial covenant of no less than EUR 5,000,000 in assets.

17.	NOTICES

17.1.
All notices and other communications under this Agreement (the “Notices”) shall be in writing and shall be duly and validly given or made if given or served by personal delivery, email or sent by registered or recorded delivery mail to the persons and addresses specified below or to such other person and/or address as a party may specify by written notice to the other party.

17.2.
Notices given or served by personal delivery or email shall be deemed to be given or served on the date of delivery, unless not a Business Day or after business hours, in which case they shall be deemed to have been delivered on the next Business Day. Notices sent by registered or recorded delivery mail shall be deemed to be given or served on the 3rd (third) Business Day after the day of posting, unless they are proven to have been received later, in which case they shall be treated as given or served on receipt. Notices shall be addressed as follows:

17.2.1.	To the Sellers:
[***].
ul. Prosta 68

00-838
Warsaw, Poland
Attention: Mieczysław Godzisz, Wojciech Rumian, Przemysław Iznerowicz
Email: Mietek.Godzisz@hines.com, Przemyslaw.Iznerowicz@hines.com, Wojciech.Rumian@hines.com
With a copy to:
Dentons Europe Dąbrowski i Wspólnicy sp.k.
Rondo ONZ 1
00-124 Warsaw, Poland
Attention: Paweł Dębowski and Bartłomiej Kordeczka
Email: pawel.debowski@dentons.com and bartlomiej.kordeczka@dentons.com

17.2.2.	To the Purchaser:
Gemini Poland Holdco S.à r.l.
2-4, rue Eugène Ruppert,
2453 Luxemburg
With a copy to:
Clifford Chance, Janicka, Krużewski, Namiotkiewicz i wspólnicy spółka komandytowa
ul. Lwowska 19,
00-660 Warsaw
Poland
Attention: Daniel Kopania, Magdalena Łażewska
Email: daniel.kopania@cliffordchance.com, magdalena.lazewska@cliffordchance.com
With a copy to (such copy shall not be deemed as a notice under the Agreement):
The Blackstone Group International Partners LLP
40 Berkeley Square
London W1J 5AL
Attention: Farhad Karim
Telephone: +44 (0) 20-7451-4000
Email: realestateeuropeannotices@Blackstone.com

Simpson Thacher & Bartlett LLP
CityPoint
One Ropemaker Street
London EC2Y 9HU
England
Attention: Wheatly MacNamara
Telephone: +44 (0) 20-7275-6193
Email: wmacnamara@stblaw.com

18.	MISCELLANEOUS

18.1.	Successors and Assigns

18.1.1.
This Agreement shall be binding upon and inure to the benefit of the Sellers and the Purchaser and their respective successors. No merger of the Sellers and no merger of the Purchaser shall release the Sellers or the Purchaser from any obligation or liability under this Agreement.

18.1.2.
From and after the date that is 2 (two) months following the Closing Date, the Sellers will be entitled to assign any and all of their rights and obligations under the Final Agreements to their Affiliate(s) in order to complete liquidation of the Sellers; provided, that (i) the obligation of handing-over the Enterprises and the Documentation to the Purchaser shall be performed by the Sellers and (ii) the liquidation of any Seller shall not begin until the date that is 2 (two) months following the Closing Date.

18.1.3.
The Purchaser may assign, charge, pledge or grant any other security interest in respect of this Agreement or any of their rights hereunder to any of its Affiliates, and its and/or its Affiliates’ lenders or any other agent or other representative of any such lender. The Sellers agree that they will, promptly on request of the Purchaser, execute any acknowledgment of notice of assignment, charge, pledge or other security interest granted by the Purchaser in accordance with the terms of this Agreement and local law requirements.

18.1.4.
Notwithstanding any other provision hereof, the Purchaser may at any time prior to the Closing, upon written notice to the Sellers, (i) assign all of its right and obligations under this Agreement to one or more of its controlled Affiliates or (ii) designate one or more of its controlled Affiliates to enter into each of the Final Agreements as the purchaser thereunder, in lieu of the Purchaser, and following any such assignment the Purchaser shall have no obligations, rights or liabilities hereunder or, in the event of a designation pursuant to (ii) of this sentence, the designee(s) of the Purchaser shall assume all obligations, rights or liabilities under such Final Agreements. In the event the Purchaser assigns this Agreement to two or more controlled Affiliates pursuant to the foregoing sentence, references in this Agreement to the Purchaser shall be read as the plural.

18.2.	No Waiver
The failure by a Party to enforce at any time or for any period of time any provision of the Agreement shall not be construed as a waiver of that provision or of the right of the Party thereafter to enforce any such provision of this Agreement.

18.3.	Entire Agreement; Amendments

18.3.1.
This Agreement, all Schedules hereto, and all other agreements and instruments to be delivered by the Sellers and the Purchaser pursuant hereto represent the entire understanding and agreement between the Sellers and the Purchaser with respect to the subject matter hereof and supersede all prior oral, written and all contemporaneous oral negotiations, commitments and understandings between the Sellers and the Purchaser, their shareholders and other entities and persons acting on behalf of the Sellers and the Purchaser. The Sellers and the Purchaser may only amend or modify this Agreement, (to be valid), by a written instrument executed by them concerned in the form of a notarial deed.

18.3.2.	If the provisions of any Schedule to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail.

18.4.	Severability
Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction to which it is subject, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. The Parties hereby undertake to replace any invalid or ineffective provision with a new provision, which is valid and effective and comes as close as possible to such invalid or ineffective provision.

18.5.	Confidentiality

18.5.1.
The Parties shall keep in confidence all knowledge and information of a secret or confidential nature with respect to the terms and conditions of this Agreement and the business of the other parties and shall not disclose, publish or make use of the same without the prior written consent of the other parties, except to the extent that: (a) disclosure is required by law or legal process (provided that the disclosing Party shall use its best efforts to notify the non-disclosing Party prior to such required disclosure and in any event as promptly as practicable), (b) such information shall have become public knowledge other than by breach of this Agreement by the disclosing Party, or (c) such information shall have been received by the disclosing party from a third person who has a legal right to make such disclosure without restriction. The foregoing undertaking as to confidentiality shall not apply to disclosure by either party to any of its investors, affiliates, lenders, advisers or agents and/or the advisers or agents of any lender of a party and/or utility providers (in the latter case, in order to provide an evidence to the utility providers that the invoices for delivery of utilities for the Closing Month shall be issued to the Purchaser), as well as to any disclosure by the Purchaser or its Affiliates in any customary communications to any funder or limited partner in the funds invested (directly or indirectly) in a Purchaser or any prospective funder or limited partner in any funds managed or advised by an Affiliate of the Purchaser, in each case so long as such disclosure is on a confidential basis, in the ordinary course of business, and is consistent with past business practice.

18.5.2.
No announcement or other disclosure will be made concerning the contents of this Agreement or any ancillary matters (including sale of 100% of the interests in the German Owners), except for as required by law or any regulatory authority, to the Parties' respective advisors (subject to compliance with this Section 18.5) or with a prior written approval of the other Party. Each of the Parties shall be liable for any breach of this provision by its advisors as for its own breaches.

18.5.3.
The Sellers and the Purchaser shall consult each other as to the contents of any announcement or press release to be made by either of them and any disclosure as to the Price must be agreed by the Sellers and the Purchaser, each acting reasonably.

18.5.4.
Notwithstanding the foregoing, Hines (its affiliates, subsidiaries, and owners or any entity advised by Hines (including for the avoidance of doubt Hines Global REIT Inc ("GREIT") (being the ultimate owner of the Sellers)) shall be permitted to disclose the Transaction and any information relating to the Transaction in any document as may be necessary to comply with any applicable federal or state securities laws, rules or regulations or to comply with the requirements of the Securities and Exchange Commission (“SEC”), the New York Stock Exchange or any similar agency or body, “generally accepted accounting principles”, or other accounting rules and procedures, or in accordance with REIT’s prior custom, practice or procedure; provided, that a substantially final draft of any such document to be publicly disclosed or filed shall be provided to the Purchaser at least 1 (one) Business Day prior to such public disclosure or filing for the Purchaser’s reasonable review and comment (provided that the acceptance of any such comments shall be in GREIT’s sole discretion and that in no event shall the Purchaser’s review delay such public disclosure or filing). The Sellers will be required to disclose the Transaction and file the contract and ancillary transaction documents with the SEC promptly after negotiation and execution of the same by the Parties.

18.6.	OFAC/Patriot Act, Anti-Money Laundering and FCPA Representations and Warranties

18.6.1.
As of the date of this Agreement and through and until the Closing Date, the Parties hereby represent and warrant that neither they nor any of their officers, managers or directors, nor any direct or indirect owner of 10% or more of the beneficial interests in the Parties, nor, to the Parties’ knowledge, any other beneficial owner of the Parties:

(a)
is listed in the "Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers" (the "OFAC List") published by the United States Office of Foreign Assets Control, as in effect from time to time, and as such list is located on the U.S. Department of Treasury's website: http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx;

(b)
is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in Executive Orders issued by the United States government pertaining to the OFAC List (the "U.S. Executive Orders") or, to the Parties ' knowledge, is otherwise a person, entity or government with whom a United States person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation and/or executive orders;

(c)
is owned or controlled by, or acts for or on behalf of, any person or entity on the OFAC List or any other person or entity who has been determined by a competent authority to be subject to the prohibitions contained in the U.S. Executive Orders pertaining to the OFAC List (any person referenced in this provision, or in provisions (a) and (b) above, is hereby referred to herein as a "Blocked Person"); or

(d)
has made any bribe or other financial inducement or provided anything else of value to a public official or governmental employee in the past in connection with the acquisition, financing, operation or otherwise pertaining to the Enterprises in violation of the Foreign Corrupt Practices Act of the United States of America

and the rules and regulations promulgated thereunder, or in violation of any other applicable anti-corruption or anti-bribery laws, including but not limited to analogous laws of Poland.

18.6.2.
If any Seller learns that any Purchaser, or any Purchaser learns that any Seller, is, becomes, or appears to be a Blocked Person, such Seller or Purchaser may delay the Transaction pending its conclusion of its investigation into the matter of the relevant Purchaser’s or Seller’s status as a Blocked Person. If a Seller or Purchaser determines that the relevant Purchaser or Seller is or becomes a Blocked Person, such Seller or Purchaser shall have the absolute right to immediately terminate this Agreement and take all other actions necessary, or in the opinion of such Seller or Purchaser, appropriate to comply with applicable laws regarding such Blocked Person.

18.6.3.
The Final Agreement shall contain provisions substantially in the form contained in this Section 18.6 (and also the preceding Section 18.5) amended as necessary to account for the requirements of Hines.

18.7.	Disputes
All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by 3 (three) arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Warsaw, Poland. The language to be used in the arbitral proceedings shall be English. The arbitrators’ decision shall be in English.

18.8.	Language version
The text of this Agreement in English, with the exception of the detailed description of the Properties marked as "[to be completed by the notary in the Polish version of the Agreement]" is attached as Schedule 18.8. The Parties agree that in the event of any discrepancies between the language versions, the English version prevails (as it better reflects the joint intent of the Parties) with the exception of the detailed Property description executed in Polish.

19.	INSTRUCTIONS
The Notary informed the parties of:
[described in the Polish version of the Agreement]

20.	APPLICATION TO THE COURT
[described in the Polish version of the Agreement]

21.	COSTS

21.1.	Costs of the Agreement
Each Party shall bear its own costs in connection with the preparation and negotiation of this Agreement and in connection with any other actions contemplated by this Agreement.

21.2.	Costs of Counsel
Each Party shall retain its own counsel in connection with the negotiation and execution of this Agreement and each Party shall bear the costs of its own counsel.

21.3.	Notarial Fees
The notarial fees (including VAT) and court fees payable in connection with this Agreement and any annexes hereto shall be paid by the Purchaser by bank transfer to the specified bank account of the Notarial Office.

21.4.	TCLT

The TCLT, payable as a result of the conclusion of the Final Agreements shall be paid by the Purchaser.

21.5.
For the purpose of collecting the fees due under this deed, the average exchange rate of EUR into PLN published by the National Bank of Poland on [***] 2018 (Table of Exchange Rates No. [***]/A/NBP/2018) and amounting to EUR 1 = PLN 4.[***] has been adopted and, consequently, the amount of EUR [***] is the equivalent of PLN [***].

21.6.	The fees are as follows:
[described in the Polish version of the Agreement]
This deed was read, approved and signed.

Schedule 1.55
German Owners and German Portfolio

(1)	Hines Global REIT Sulzenbrucker Strasse 7 LLC, c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801/USA;

Owner	Hines Global REIT Sulzenbrucker Strasse (Owner A)
Property Name	LOGISTIC CENTRE ERFURT
Address	Sulzenbrucker Str. 7, Apfelstädt
Buildings	one warehouse

(2)	Hines Global REIT Forchheim LLC, c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801/USA;

Owner	Hines Global REIT Forchheim Logistics LLC (Owner B)
Property Name	LOGISTIC CENTRE NUREMBERG-FORCHHEIM
Address	Rittigfeld 1-2, Forchheim
Buildings	one warehouse

(3)	Hines Global REIT Karlsdorf LLC, c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801/USA;

Owner	Hines Global REIT Karlsdorf LLC (Owner C)
Property Name	LOGISTIC CENTRE KARLSDORF
Address	Simon-Hegele-Str. 3, Karlsdorf-Neuthard
Buildings	one warehouse

(4)	Hines Global REIT Nueremberg LLC, c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801/USA;

Owner	Hines Global REIT Nuremberg LLC (Owner D)
Property Name	LOGISTIC CENTRE NUREMBERG
Address	Thomas-Dachser-Straße1, Nuremberg-Feucht
Buildings	one warehouse

(5)	Hines Global REIT Duisburg LLC, c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801/USA.

Owner	Hines Global REIT Duisburg LLC (Owner E)
Property Name	LOGISTIC CENTRE DUISBURG
Address	Bliersheimer Str. 22-34, Duisburg
Buildings	one warehouse

Repertory A No. /2018
NOTARIAL DEED
On this [***] day of [***] two thousand and eighteen ([***].[***].2018), the following persons appeared before [***], Notary in Warsaw, whose Notarial Office is located in Warsaw at [***] and who arrived to the office building located at Rondo ONZ 1 in Warsaw:

(6)
[***], acting in the name and on behalf of the company Piran Investments spółka z ograniczoną odpowiedzialnością GENEVA spółka jawna with its registered office in Warsaw (address: Prosta 68 Street, 00-838 Warsaw), entered in the Register of Entrepreneurs kept by the District Court for the capital city of Warsaw, 12th Commercial Division of the National Court Register, under the number KRS 494124, duly represented by its partner Piran Investments sp. z o.o. (hereinafter referred to as "Seller 1"), in line with the information presented at this notarial deed, corresponding to the current excerpt from the Register of Entrepreneurs collected on [***] on the basis of article 4 Section 4aa of the Law of 20 August 1997 on the National Court Register (consolidated text: Journal of Laws of 2007, No. 168, item 1186, as amended), print-out identifier RP/[***], who also represent that the company represented by him has not been made subject to liquidation, that no composition, bankruptcy of recovery proceedings is pending against it, and no actions have been taken with the aim to instigate the above-mentioned proceedings, and that his authority to represent the above company has not expired and has not changed, and in particular he has not been recalled from his position.

(7)
[***], acting in the name and on behalf of the company Piran Investments spółka z ograniczoną odpowiedzialnością HADRIAN spółka jawna with its registered office in Warsaw (address: Prosta 68 Street, 00-838 Warsaw), entered in the Register of Entrepreneurs kept by the District Court for the capital city of Warsaw, 12th Commercial Division of the National Court Register, under the number KRS 493226, duly represented by its partner Piran Investments sp. z o.o. (hereinafter referred to as "Seller 2"), in line with the information presented at this notarial deed, corresponding to the current excerpt from the Register of Entrepreneurs collected on [***] on the basis of article 4 Section 4aa of the Law of 20 August 1997 on the National Court Register (consolidated text: Journal of Laws of 2007, No. 168, item 1186, as amended), print-out identifier RP/[***], who also represent that the company represented by him has not been made subject to liquidation, that no composition, bankruptcy of recovery proceedings is pending against it, and no actions have been taken with the aim to instigate the above-mentioned proceedings, and that his authority to represent the above company has not expired and has not changed, and in particular he has not been recalled from his position.

(8)
[***], acting in the name and on behalf of the company Piran Investments spółka z ograniczoną odpowiedzialnością KLAUDIO spółka jawna with its registered office in Warsaw (address: Prosta 68 Street, 00-838 Warsaw), entered in the Register of Entrepreneurs kept by the District Court for the capital city of Warsaw, 12th Commercial Division of the National Court Register, under the number KRS 500190, duly represented by its partner Piran Investments sp. z o.o. (hereinafter referred to as "Seller 3"), in line with the information presented at this notarial deed, corresponding to the current excerpt from the Register of Entrepreneurs collected on [***] on the basis of article 4 Section 4aa of the Law of 20 August 1997 on the National Court Register (consolidated text: Journal of Laws of 2007, No. 168, item 1186, as amended), print-out identifier RP/[***], who also represent that the company represented by him has not been made subject to liquidation, that no composition, bankruptcy of recovery proceedings is pending against it, and no actions have been taken with the aim to instigate the above-mentioned proceedings, and that his authority to represent the above company has not expired and has not changed, and in particular he has not been recalled from his position.

(9)
[***], acting in the name and on behalf of the company Piran Investments spółka z ograniczoną odpowiedzialnością TRAJAN spółka jawna with its registered office in Warsaw (address: Prosta 68 Street, 00-838 Warsaw), entered in the Register of Entrepreneurs kept by the District Court for the capital city of Warsaw, 12th Commercial Division of the National Court Register, under the number KRS 493312, duly represented by its partner Piran Investments sp. z o.o. (hereinafter referred to as "Seller 4"), in line with the information presented at this notarial deed, corresponding to the current excerpt from the Register of Entrepreneurs collected on [***] on the basis of article 4 Section 4aa of the Law of 20 August 1997 on the National Court Register (consolidated text: Journal of Laws of 2007, No. 168, item 1186, as amended), print-out identifier RP/[***], who also represent that the company represented by him has not been made subject to liquidation, that no composition, bankruptcy of recovery proceedings is pending against it, and no actions have been taken with the aim to instigate the above-mentioned proceedings, and that his authority to represent the above company has not expired and has not changed, and in particular he has not been recalled from his position.

(10)
[***], acting in the name and on behalf of the company Piran Investments spółka z ograniczoną odpowiedzialnością TITUS spółka jawna with its registered office in Warsaw (address: Prosta 68 Street, 00-838 Warsaw), entered in the Register of Entrepreneurs kept by the District Court for the capital city of Warsaw, 12th Commercial Division of the National Court Register, under the number KRS 493366, duly represented by its partner Piran Investments sp. z o.o. (hereinafter referred to as "Seller 5"), in line with the information presented at this notarial deed, corresponding to the current excerpt from the Register of Entrepreneurs collected on [***] on the basis of article 4 Section 4aa of the Law of 20 August 1997 on the National Court Register (consolidated text: Journal of Laws of 2007, No. 168, item 1186, as amended), print-out identifier RP/[***], who also represent that the company represented by him has not been made subject to liquidation, that no composition, bankruptcy of recovery proceedings is pending against it, and no actions have been taken with the aim to instigate the above-mentioned proceedings, and that his authority to represent the above company has not expired and has not changed, and in particular he has not been recalled from his position.

Seller 1, Seller 2, Seller 3, Seller 4 and Seller 5 are hereinafter referred to as the “Sellers”.
[***], acting in the name and on behalf of the company [***], hereinafter be referred to as “Purchaser”, as [***] authorised to the sole representation of Purchaser, in line with the information presented at this notarial deed, corresponding to the current excerpt from the Register of Entrepreneurs collected on [***] on the basis of article 4 Section 4aa of the Law of 20 August 1997 on the National Court Register (consolidated text: Journal of Laws of 2007, No. 168, item 1186, as amended), print-out identifier RP/[***], who also represent that the company represented by him has not been made subject to liquidation, that no composition, bankruptcy of recovery proceedings is pending against it, and no actions have been taken with the aim to instigate the above-mentioned proceedings, and that his authority to represent the above company has not expired and has not changed, and in particular he has not been recalled from his position.
The Sellers and the Purchaser are hereinafter referred to as the “Parties”.

The identity of the appearing parties was ascertained by the Notary on the basis of the identity documents presented and cited above and data not evidenced by such documents, pursuant to the presented declarations.